Exhibit 10.74
CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.
EXECUTION COPY
LICENSE AND COLLABORATION AGREEMENT
This License and Collaboration Agreement (this “Agreement”) is made as of October 18, 2022 (the “Execution Date”), by and between Zymeworks BC Inc., a corporation organized and existing under the laws of British Columbia (“Zymeworks”), having a place of business at 114 East 4th Avenue, Suite 800, Vancouver, BC, Canada V5T 1G4, and Jazz Pharmaceuticals Ireland Limited, a corporation organized and existing under the laws of Ireland (“Jazz”), having a place of business at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland. Zymeworks and Jazz are referred to in this Agreement, individually, as a “Party” and, collectively as the “Parties.”
BACKGROUND
Zymeworks is a biopharmaceutical company that is developing a proprietary bispecific HER2 antibody, known as zanidatamab or ZW25, for the treatment of cancer and controls certain patents and know-how relating to zanidatamab;
Jazz is a biopharmaceutical company engaged in the research, development and commercialization of pharmaceutical products; and
Jazz wishes to obtain from Zymeworks an exclusive license to develop and commercialize zanidatamab in the Field in the Territory, and Zymeworks is willing to grant such a license to Jazz, all in accordance with the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein below, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:
Article 1

DEFINITIONS & INTERPRETATION
Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 and elsewhere in this Agreement, whether used in the singular or plural, shall have the meanings specified.
1.1“Acquiring Entity” means (a) a Third Party that merges or consolidates with or acquires a Party, or to which a Party transfers all or substantially all of its assets to which this Agreement pertains and (b) the Affiliates of the Third Party described in clause (a) immediately prior to the consummation of such transaction described in clause (a).
1.2“Active Ingredient” means the clinically active material(s), including Antibody(ies), that provide pharmacological activity in a pharmaceutical product (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.3“Affiliate” means, with respect to a Person, any other Person controlling, controlled by or under common control with such Person, for so long as such control exists. For purposes of this Section 1.3 only, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.
1.4“Annual Commercialization Plan” means [***].
1.5“Antibody” means (a) any antibody, antigen-binding construct or protein comprising at least one CDR portion of an antibody (whether monospecific, bispecific or multi-specific) or fragments thereof, (b) any modified, humanized or derivatized versions of antibodies, or fragments thereof or (c) the coding sequence of any of the foregoing.
1.6“Applicable Laws” means, collectively, all laws, regulations, ordinances, decrees, judicial and administrative orders (and any license, franchise, permit or similar right granted under any of the foregoing) and any other requirements of any applicable Governmental Authority that govern or otherwise apply to a Party’s activities in connection with this Agreement.
1.7“Biosimilar Product” means, with respect to a Licensed Product in a particular country in the Territory, any pharmaceutical product that: (a) is marketed or sold in such country by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Jazz or any of its Affiliates or sublicensees with respect to such Licensed Product; and (b) is approved as [***]. For purposes of clarity, such a pharmaceutical product will be deemed to be Biosimilar Product for purposes of this definition, only if [***].
1.8“BTC” means biliary tract cancer, [***].
1.9“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in Seattle, Washington, U.S.A., Vancouver, Canada or Dublin, Ireland are authorized or required by Applicable Laws to remain closed.
1.10“Calendar Quarter” means the period beginning on the Closing Date and ending on the last day of the calendar quarter in which the Closing Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided that the final Calendar Quarter shall end on the last day of the Term.
1.11“Calendar Year” means the period beginning on the Closing Date and ending on December 31 of the calendar year in which the Closing Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that, the final Calendar Year shall end on the last day of the Term.
1.12“cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Union Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the Applicable Laws in any relevant country or region corresponding to (a) through (c) above, each as may be amended and applicable from time to time.

1.13“Clinical Data” means any and all data (together with all clinical trial reports and the results of analyses thereof) derived or generated in any Clinical Trial conducted by or on behalf of a Party or its Affiliates, the Ex-Territory Partner, or (with respect to Jazz) sublicensees.
1.14“Clinical Trial” means any human clinical trial of a Licensed Product in the Field.
1.15“Closing Date” means the HSR Clearance Date.
1.16“Combination Product” means a Licensed Product that comprises the Licensed Antibody, co-formulated, co-packaged or otherwise combined with one or more other Active Ingredients (each, an “Additional Active”) and sold for a single price.
1.17“Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of Licensed Product, including (a) marketing, promoting, advertising, exhibiting, distributing, detailing, selling (and offering for sale or contracting to sell) or otherwise commercially exploiting a Licensed Product in the Field in the Territory (including importing and exporting activities in connection therewith); (b) order processing, handling of returns and recalls, booking of sales and transporting such Licensed Product for commercial sale; (c) the conduct of any post-approval Clinical Trials involving such Licensed Product; (d) interacting with Regulatory Authorities regarding the above; and (e) seeking and obtaining pricing approvals and reimbursement approvals (as applicable) for that Licensed Product in the Territory. For clarity, Commercialization does not include manufacture of Licensed Product.
1.18“Commercially Reasonable Efforts” means[***].
1.19“Companion Diagnostic” means companion or complementary diagnostic products to be used in connection with Licensed Products.
1.20“Competing Product” means, with respect to Jazz, a Jazz Competing Product, and with respect to Zymeworks, a Zymeworks Competing Product.
1.21“Confidential Information” of a Party (a “Disclosing Party”) means, subject to Section 10.2, all Know-How, which is generated by or on behalf of such Disclosing Party under this Agreement or any and any other information, including technical, scientific, trade, research, manufacturing, business, financial, marketing, product, supplier, intellectual property, and other non-public or proprietary data or information, that is disclosed by a Disclosing Party or its Affiliates to the other Party (a “Receiving Party”) or its Affiliates pursuant to this Agreement (including information disclosed prior to the Execution Date pursuant to the Confidentiality Agreement) or which such Disclosing Party or any of its Affiliates or contractors has provided or otherwise made available to the Receiving Party, whether made available orally, in writing, or in electronic form, including (a) such Know-How comprising or relating to concepts, discoveries, Inventions, data, designs or formulae arising from this Agreement and (b) any unpublished patent applications disclosed hereunder. For purposes of clarity, unless excluded pursuant to Section 10.2, [***] (iv) any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party; and [***].
1.22“Control” or “Controlled” means, with respect to any material, Know-How, or intellectual property right (including Patent Rights), that a Party has the power (whether by ownership, license, or otherwise other than pursuant to this Agreement) to grant to the other Party access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party to a Third Party. Notwithstanding the foregoing, a Party will not be deemed to “Control” any material, Know-How, or intellectual property right (including Patent Rights) that, prior to the consummation of a merger, consolidation or transfer making a Third Party an Acquiring Entity of such Party, is owned or in-licensed by a Third Party that becomes an Affiliate of such acquired Party after the Execution Date as a result of such acquisition transaction or transfer or that any Acquiring Entity subsequently develops without accessing or practicing the Zymeworks Platform or any Zymeworks IP, Jazz Collaboration IP or Jazz IP.
1.23“Cover” means, with respect to a Licensed Product and a Valid Claim in a particular country, that (a) such Valid Claim claims [***] and (b) the [***] of such Licensed Product, as applicable, in such country would, but for the licenses granted herein, infringe such Valid Claim. Cognates of the word “Cover” shall have correlative meanings.
1.24“Develop” or “Development” or “Developing” means all development activities for a Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Product and to support appropriate usage for such Licensed Product in the Field, including: (a) all research, non-clinical, preclinical and clinical activities, testing and studies of such Licensed Product; toxicology, pharmacokinetic, pharmacodynamic, drug-drug interaction, safety, tolerability and pharmacological studies of such Licensed Product; (b) distribution of such Licensed Product for use in Clinical Trials; (c) statistical analyses of Clinical Trials; (d) the preparation, filing and prosecution of any Biologics License Application or New Drug Application (each as defined by the FDA) or foreign equivalent thereof for such Licensed Product; (e) all development activities directed to label expansion (including prescribing information) or obtaining Regulatory Approval of such Licensed Product for one or more additional Indications following initial Regulatory Approval; (f) all development activities conducted after receipt of Regulatory Approval that are required or requested in writing by a Regulatory Authority as a condition of, or in connection with, obtaining or maintaining a Regulatory Approval; (g) any pharmacoeconomic studies relating to the Indication for which the applicable Licensed Product is being developed; (h) any investigator- or institution-sponsored studies of such Licensed Product; and (i) all regulatory activities related to any of the foregoing. For clarity, Development does not include manufacture of Licensed Products.
1.25“Directed To” means, with regard to an Antibody or product, that such Antibody or product [***]. When required grammatically, the defined term “Directed To” may be separated and shall have the same meaning set forth above; e.g., when discussing targets To which an Antibody or product is Directed.
1.26“Divestiture” means, with respect to a Competing Product, [***]. When used as a verb, “Divest” and “Divested” means to cause a Divestiture.
1.27“European Commission” means the executive of the European Union and any successor thereto having substantially the same functions.
1.28“Ex-Territory License Agreement” or “ELA” means [***].
1.29“Ex-Territory Partner” means the Third Party to whom Zymeworks has licensed, or licenses, rights to Develop or Commercialize Licensed Product in the Ex-Territory pursuant to the ELA.
1.30“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.31“Field” means all uses, including diagnostic, prophylactic, and therapeutic applications in humans and animals.
1.32“First Commercial Sale” means, with respect to a Licensed Product in any country or jurisdiction in the Territory, the first sale of such Licensed Product by Jazz, its Affiliates, or sublicensees to a Third Party in such country or jurisdiction after Regulatory Approvals, as applicable, have been obtained for such Licensed Product in such country or jurisdiction; [***].
1.33“FTE” means the equivalent of the work of a full-time individual for a 12-month period, which shall not be less than [***]. No individual shall be counted as more than one FTE for any 12-month period, regardless of the number of hours that such individual works in such period.
1.34“FTE Rate” means a rate of [***] per FTE per year, to be pro-rated on an hourly basis of [***] per FTE per hour.
1.35“Fully Burdened Manufacturing Cost” means, with respect to any quantity of Licensed Antibody or Licensed Product supplied by or on behalf of Zymeworks to Jazz hereunder:
(a)if such quantity of Licensed Antibody or Licensed Product (or any precursor or intermediate thereof) is manufactured by a Third Party manufacturer, (i) the actual, documented and verifiable external out-of-pocket Third Party costs of such supply of such Licensed Antibody or Licensed Product (or precursor or intermediate) incurred by Zymeworks, to the extent allocable or identifiable to the supply of such Licensed Antibody or Licensed Product [***]; or
(b)if such quantity of Licensed Antibody or Licensed Product (or any precursor or intermediate thereof, including cell lines and resins used in the production of the foregoing) is manufactured by Zymeworks or an Affiliate of Zymeworks, the actual, fully burdened documented and verifiable direct and indirect costs and expenses incurred and recorded in manufacturing such quantity of Licensed Antibody or Licensed Product [***].
1.36“GAAP” means United States generally accepted accounting principles, consistently applied.
1.37“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent Applicable Laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.38“GEA” means gastroesophageal adenocarcinoma, [***].

1.39“GLP” means all applicable Good Laboratory Practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent Applicable Laws in the Territory, each as may be amended and applicable from time to time.
1.40“Governmental Authority” means any federal, state, national, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).
1.41“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
1.42“HSR Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods have expired or have been terminated under the HSR Act, with respect to the transactions contemplated under this Agreement.
1.43“Indication” means a generally acknowledged disease or condition.
1.44“Invention” means any Know-How, composition of matter, article of manufacture or other subject matter, whether patentable or not, that is conceived or reduced to practice under this Agreement and as a result of the Development, manufacture, or Commercialization of a Licensed Product under this Agreement.
1.45“Jazz IP” means all Patent Rights and Know-How that (a) are Controlled by Jazz as of the Execution Date or (b) thereafter during the Term come into Jazz’s Control independent of this Agreement, and in each case (a) and (b), that are used or applied by or on behalf of Jazz or its Affiliates or sublicensees in the Development, or Commercialization of Licensed Products, but excluding any Jazz Manufacturing IP; [***].
1.46“Jazz Manufacturing IP” means (a) all Patent Rights and Know-How that (i) are Controlled by Jazz as of the Execution Date or (ii) thereafter during the Term come into Jazz’s Control independent of this Agreement, and in each case (i) and (ii), that are used or applied by or on behalf of Jazz or its Affiliates or sublicensees in the manufacture of Licensed Antibody or Licensed Products and that [***] and (b) all Inventions that are owned solely by Jazz pursuant to Section 14.1(a) to the extent they are [***].
1.47“Jazz Patent Rights” means all Patent Rights in the Jazz IP.
1.48“Know-How” means all technical information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How excludes Patent Rights and physical substances.
1.49“Knowledge” means, with respect to Zymeworks, [***].
1.50“Licensed Antibody” means (a) Zymeworks’ proprietary bispecific antibody, zanidatamab, [***] (“Zanidatamab”) or [***]. Notwithstanding the foregoing, Licensed

Antibody expressly excludes all antibody-drug conjugates of the foregoing, including Zymeworks’ proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin).
1.51“Licensed Product” means any pharmaceutical product that contains, incorporates or comprises a Licensed Antibody, alone or in combination with one or more Active Ingredients, in any presentation, formulation or dosage form; provided that Licensed Products expressly exclude antibody-drug conjugates incorporating any Licensed Antibody, including Zymeworks’ proprietary antibody-drug conjugate, ZW49 (or Zanidatamab Zovodotin).
1.52“Major European Market” means [***].
1.53“Major Market Country” means [***].
1.54“Net Sales” means the gross amount invoiced [***]
Each of the foregoing deductions shall be determined in accordance with applicable accounting requirements [***].
For purposes of this Agreement, a “sale” or “transfer” shall mean any transfer or other distribution or disposition [***].
[***]
Net Sales for a Combination Product in a country shall be calculated as follows:
(i)    If the Licensed Product and Additional Active each are sold separately in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of the Combination Product by the fraction A/(A+B), where A is the public or list price in such country of the Licensed Product sold separately in the same formulation and dosage, and B is the (sum of the) public or list price(s) in such country of the Additional Active sold separately in the same formulation and dosage, during the applicable Calendar Year.
(ii)    If the Licensed Product is sold independently of the Additional Active in such country, but the public or list price of the Additional Active cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction A/C, where A is the public or list price in such country of such Licensed Product sold independently and C is the public or list price in such country of the Combination Product.
(iii)    If the Additional Active is sold independently of the Licensed Product therein in such country, but the public or list price of such Licensed Product cannot be determined, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by the fraction 1-B/C, where B is the (sum of the) public or list price in such country of the Additional Active and C is the public or list price in such country of the Combination Product.
(iv)    If the Licensed Product and Additional Active are not sold independently in such country, Net Sales will be calculated by multiplying the total Net Sales (as described above) of such Combination Product by a fraction [***]. If [***].
1.55“Patent Prosecution” means activities directed to (a) preparing, filing and prosecuting applications (of all types) for any Patent Rights, (b) managing any interference, opposition, re-issue, reexamination, supplemental examination, administrative invalidation proceedings (including inter partes or post-grant review proceedings), revocation, nullification, or cancellation proceeding relating to the foregoing, (c) abandoning or maintaining Patent Rights, and (d) settling any interference, opposition, reexamination, administrative invalidation, revocation, nullification or cancellation proceeding, and any appeals therefrom. [***]
1.56“Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, in each case, in any country.
1.57“Person” means any individual, corporation, company, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.58“PMDA” means the Pharmaceuticals and Medical Devices Agency (of Japan), or any successor agency thereto performing similar functions.
1.59“PRC” means the People’s Republic of China, which for the purposes of this Agreement shall exclude Hong Kong, Macau and Taiwan.
1.60“Region” means [***].
1.61“Regulatory Approval” means all approvals from the relevant Regulatory Authority necessary to initiate marketing and selling a product (including Licensed Product) in any country.
1.62“Regulatory Authority” means any competent Governmental Authority with authority over the authorization, approval, distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, promotion or sale of a pharmaceutical product (including any Licensed Product) and over interactions with healthcare professionals and healthcare organizations, which may include the authority to grant the required reimbursement and pricing approvals for such sale.
1.63“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority with respect to a Licensed Product in a country, other than an issued and unexpired Patent Right, [***] which grant an exclusive commercialization period during which Jazz, its Affiliates or sublicensees have the exclusive right to market and sell such Licensed Product in such country.
1.64“Regulatory Submissions” means any filing, application or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals and any pricing or reimbursement approvals, as applicable.
1.65“Second Payment Trigger” means the later of the (a) HSR Clearance Date and (b) the date on which Zymeworks delivers to Jazz a data package that includes (i) the top-line data from the locked and cleaned trial database for the Zymeworks Ongoing Study known as ZWI-ZW25-203 as well as all data, analyses and other information set forth on Exhibit 1.65 (the “BTC Data Package”) [***].

1.66“Segregate” means, with respect to a Jazz Competing Product or a Zymeworks Competing Product, [***].
1.67“Territory” means the world, excluding PRC, Australia, New Zealand, Kazakhstan, Kyrgyzstan, Tajikistan, Turkmenistan, Uzbekistan, Hong Kong, Taiwan, Macau, Mongolia, South Korea, Brunei Darussalam, Cambodia, Indonesia, Papua New Guinea, Lao People’s Democratic Republic, Malaysia, Myanmar, Philippines, Singapore, Thailand, Timor-Leste, and Vietnam (such excluded countries, the “Ex-Territory”).
1.68“Third Indication” [***].
1.69“Third Party” means any Person other than a Party or an Affiliate of a Party.
1.70“Third Party In-License Agreements” means the license agreements between Zymeworks and Third Parties listed on Schedule 1.70.
1.71“United States” or “US” means the United States of America and its territories and possessions.
1.72“USD” means United States dollars.
1.73“Valid Claim” means any claim of (a) an issued and unexpired patent or (b) a pending patent application, [***]; provided that such claim has not been abandoned, revoked, or held unenforceable, invalid or unpatentable by a court or other government body of competent jurisdiction with no further possibility of appeal and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise[***].
1.74“Zanidatamab Collaboration IP” means all Inventions that [***].
1.75“Zymeworks IP” means, collectively, Zymeworks Know-How and Zymeworks Patent Rights.
1.76“Zymeworks Know-How” means all Know-How, which: (a) is Controlled by Zymeworks or any of its Affiliates as of the Execution Date, between the Execution Date and the Closing Date, or during the Term of this Agreement and (b) is necessary or useful for the research, Development, manufacture or Commercialization of Licensed Antibody or Licensed Products in the Field, including (i) all Know-How included as part of Zymeworks Collaboration IP or the Zanidatamab Collaboration IP, (ii) Zymeworks’ interest in the Joint Collaboration IP, and [***].
1.77“Zymeworks Korean Studies” means any and all Clinical Trials initiated by Zymeworks in South Korea prior to the Execution Date, pursuant to rights granted to Zymeworks under the ELA.
1.78“Zymeworks Ongoing Studies” means any and all Clinical Trials that were initiated by Zymeworks prior to the Execution Date, other than the Zymeworks Korean Studies.
1.79“Zymeworks Patent Rights” means all Patent Rights which (a) are Controlled by Zymeworks or any of its Affiliates as of the Execution Date, between the Execution Date and the Closing Date, or at any time during the Term and (b) are necessary or useful (or, with respect to patent applications, would be necessary or useful if such patent applications were to issue as patents) for the research, Development, manufacture or Commercialization of Licensed Antibody or Licensed Products in the Field, including (i) all Patent Rights in the Territory claiming

Zanidatamab Collaboration IP or the Zymeworks Collaboration IP and (ii) Zymeworks’ interest in the Joint Patent Rights; [***].
1.80“Zymeworks Platform” means Zymeworks’ proprietary Azymetric™ platform.
1.81“Zymeworks Trademarks” means the trademarks specific to the Licensed Product that are Controlled by Zymeworks or its Affiliates, whether registered or unregistered in any country in the Territory, including the trademarks set forth on Exhibit C hereto.
1.82Additional Definitions. The following table identifies the location of definitions set forth in various Sections of this Agreement:

Definition	Section
Accounting Firm	9.10(b)(i)
ADC Infringement	14.4(b)(iii)
Additional Active	1.16
Agreement	Preamble
Alliance Manager	3.1
Anti-Corruption Laws	12.7(a)(i)
Audited Party	9.10(b)(i)
Auditing Party	9.10(b)(i)
Breach Notification	15.2(b)(i)
BTC Data Package	1.65
Claims	13.1
Clinical Supply Agreement	7.3(b)
CMO	7.2
Commercial Supply Agreement	7.3(c)
Commercialization Milestone Event	9.4
Commercialization Milestone Payment	9.4
Commitments Log	4.1
Confidentiality Agreement	17.11
Continuing Technology Transfer	4.1
Disclosing Party	1.21
Dispute	17.5(a)
DMF	6.3
DOJ	16.2(a)
Excluded Claim	1.1(e)
Execution Date	Preamble
Executive Officers	17.5(a)
Executive Sponsors	3.2(f)
Existing Regulatory Materials	12.2(s)
Ex-Territory	1.67
Ex-Territory Infringement	14.4(a)
First BLA	6.2(b)

FTC	16.2(b)
Global Brand Elements	8.3(c)
HSR Filing	16.1(a)
ICH Guidelines	1.37
Indemnified Party	13.3
Indemnifying Party	13.3
Initial Technology Transfer	4.1
Jazz	Preamble
Jazz Collaboration IP	14.1(a)
Jazz Collaboration Patent Rights	14.3(d)
Jazz Competing Product	1.1(a)
Jazz Indemnitee(s)	13.2
Jazz Publication	11.1(b)
Joint Collaboration IP	14.1(a)
Joint Patent Rights	14.1(d)
JSC	3.2(a)
License	2.1(b)
Losses	13.1
Manufacturing Technology Transfer	7.2
Manufacturing Technology Transfer Plan	7.2
Manufacturing Transition Date	7.3(a)
Manufacturing Working Group	3.2(g)(ii)
Negotiation Period	2.8
Notice of Dispute	17.5(a)
Offered Rights	2.8
Parties	Preamble
Party	Preamble
Patent Liaison	14.2
[***	***]
Post-Approval Commitments	6.7(b)
PPQ	7.4(a)
Product Infringement	14.4(a)
Product Marks	14.9(a)
Public Official	12.7(d)
Publication	11.1(c)
Quality Technical Agreement	7.3(d)
Receiving Party	1.21
Regulatory Milestone Event	9.3
Regulatory Milestone Payment	9.3
Regulatory Working Group	3.2(g)(iii)
Request Period	2.8

Review Period	11.1(b)
Royalty Floor	9.6(c)(iii)
Royalty Term	9.6(b)
Safety Working Group	3.2(g)(iv)
SDEA Agreement	6.4
SEC	11.3(c)
Second Payment	9.1(b)
Second Payment Due Date	9.1(b)
Second Request	16.1(b)
Securities Regulators	11.3(c)
Technology Transfer	4.1
Term	15.1
Territory Development Plan	5.4
Upfront Payment	9.1(a)
Western Europe	1.60
Working Group	3.2(g)(i)
[***	***]
Zanidatamab	1.50
Zymeworks	Preamble
Zymeworks Collaboration IP	14.1(a)
Zymeworks Competing Product	1.1(b)
Zymeworks Development Plan	5.2(a)
Zymeworks Domain Names	14.9(b)(v)
Zymeworks Indemnitee(s)	13.1
Zymeworks Manufacturing IP	7.2
Zymeworks Platform Patents	1.79
Zymeworks Publication	11.1(c)

1.83Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) the word “or” shall have the inclusive meaning commonly associated with “and/or”; (g) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (h) words of any gender include the other gender; (i) words using the singular or plural number also include the plural or singular number, respectively; (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (k) neither Party or its Affiliates shall be deemed to be acting “under authority of” or “on behalf of” the other Party.
Article 2

LICENSE
2.1License Grants to Jazz. Subject to the terms and conditions of this Agreement and effective on the Closing Date, Zymeworks hereby grants to Jazz:
(a)an exclusive (subject to Zymeworks’ retained rights as set forth in Section 2.3), royalty-bearing license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Zymeworks IP and (subject to Section 14.9(b)) the Zymeworks Trademarks, to (i) research, Develop, make and have made (subject to Zymeworks’ right to make and have made Licensed Antibodies and Licensed Products pursuant to Article 7), use, and import Licensed Antibodies in the Field in the Territory solely for incorporation into Licensed Products, (ii) research, Develop, distribute, make and have made (subject to Zymeworks’ right to make and have made Licensed Antibodies and Licensed Products pursuant to Article 7), use, sell, offer for sale, import and otherwise Commercialize Licensed Products in the Field in the Territory and (iii) to make and have made (subject to Zymeworks’ right to make and have made the Licensed Antibody and Licensed Product pursuant to Article 7) Licensed Antibodies and Licensed Products outside of the Territory, solely for research, Development, distribution, use, sale, offering for sale, importation or other Commercialization in the Field in the Territory; and
(b)a non-exclusive license, with the right to grant sublicenses solely in accordance with Section 2.2, under the Zymeworks IP, to research and preclinically Develop Licensed Antibodies and Licensed Products in the Field outside of the Territory, solely for the furtherance of Development and Commercialization of Licensed Antibodies and Licensed Products in the Field in the Territory, in accordance with the Territory Development Plan ((a) and (b), the “License”).
Notwithstanding the foregoing, (i) the License, to the extent granted under certain Patent Rights and Know-How that Zymeworks Controls pursuant to Third Party In-License Agreements, is (1) subject to the terms and conditions of separate sublicense agreements that are set forth on Exhibit 2.1 hereto and (2) exclusive under Zymeworks’ rights to such Patent Rights and Know-How, even if such rights, as between Zymeworks and the applicable Third Party, are non-exclusive and (ii) the License, with respect to any Patent Rights and Know-How to which Zymeworks or its Affiliates obtained a sublicensable license pursuant to the ELA, shall [***]. For clarity, Jazz is not granted any rights hereunder to Commercialize Licensed Antibodies or Licensed Products outside of the Territory.
2.2Right to Sublicense.
(a)Subject to the terms and conditions of this Agreement (including Section 2.2(b)), Jazz shall have the right to grant sublicenses under the License through multiple tiers to its Affiliates and to Third Parties.
(b)Each sublicense shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement, and Jazz shall ensure that its sublicensees comply with the terms and conditions of such agreement. Jazz will remain directly responsible for all its obligations under this Agreement, regardless of whether any such obligation is delegated, subcontracted or sublicensed to any of its Affiliates or sublicensees. [***]
2.3Zymeworks Retained Rights. Notwithstanding the exclusive nature of the License granted pursuant to Section 2.1(a), Zymeworks expressly retains the rights to use the Zymeworks IP and the Zymeworks Trademarks in the Field in the Territory in order to (a) perform its obligations under this Agreement, which for clarity do not include Commercialization of Licensed Antibodies or Licensed Products in the Territory, (b) to conduct the Zymeworks Ongoing Studies, and (c) to make and have made Licensed Antibody and Licensed Product, in the Territory or outside of the Territory, in each case whether directly or through its Affiliates, licensees or contractors, which rights shall be exclusive with respect to (c) for purposes of clinically Developing and Commercializing Licensed Products outside the Territory, and which rights shall be non-exclusive and subject to Article 7 for purposes of Developing and Commercializing Licensed Products in the Territory and for purposes of researching and preclinically Developing Licensed Antibody and Licensed Products outside of the Territory. For clarity, Zymeworks retains the exclusive right to practice, license and otherwise exploit the Zymeworks IP outside the scope of the License.
2.4License Grants to Zymeworks. Subject to the terms and conditions of this Agreement and effective on the Closing Date, Jazz hereby grants to Zymeworks:
(a)a non-exclusive, fully-paid, royalty-free, and sublicensable (through multiple tiers) license, under the Jazz IP, solely to (i) Develop, make, have made, and Commercialize Licensed Antibodies and Licensed Products (A) outside the Territory and (B) in the Territory solely as necessary for Zymeworks to perform its obligations under this Agreement (including pursuant to Article 7) and to conduct research and Development activities under the Zymeworks Development Plan, (ii) otherwise make and have made Licensed Antibodies and Licensed Products in the Territory solely for Development and Commercialization of the Licensed Product outside of the Territory, and (iii) make, have made, use, sell, import and otherwise exploit ZW49 (or Zanidatamab Zovodotin), including to make and have made Zanidatamab for incorporation into ZW49 (or Zanidatamab Zovodotin) for development and commercialization in and outside of the Territory;
(b)an exclusive, fully-paid, royalty-free and sublicensable (through multiple tiers) license, under the Jazz Collaboration IP (excluding Jazz Manufacturing IP) and Jazz’s interest in the Joint Collaboration IP, solely to Develop, make, have made and Commercialize Licensed Antibodies and Licensed Products outside the Territory; provided, however, that Jazz expressly retains (on behalf of itself, its Affiliates and its licensees) the right under the Jazz Collaboration IP (excluding Jazz Manufacturing IP) and Jazz’s interest in the Joint Collaboration IP to research, preclinically Develop, make and have made Licensed Products outside of the Territory solely for the furtherance of Development and Commercialization of Licensed Antibodies and Licensed Products in the Territory;
(c)a non-exclusive, fully-paid, royalty-free and sublicensable (through multiple tiers) license, under the Jazz Collaboration IP (excluding Jazz Manufacturing IP), solely (i) to Develop, use, make and have made, and import Licensed Antibodies and Licensed Products in the Territory solely as necessary for Zymeworks to perform its obligations under this Agreement (including pursuant to Article 7), (ii) to conduct Development activities under the Zymeworks Development Plan, (iii) to make and have made Licensed Antibodies and Licensed Product in the Territory or the outside the Territory solely for Development and Commercialization of the Licensed Product outside of the Territory, and (iv) make, have made, use, sell, import and otherwise exploit ZW49 (or Zanidatamab Zovodotin), including to make and have made Zanidatamab for incorporation into ZW49 (or Zanidatamab Zovodotin) for development and commercialization in and outside of the Territory; and
(d)a non-exclusive, fully-paid, royalty-free and sublicensable (through multiple tiers) license, under the Global Brand Elements, to Develop, make, have made, and Commercialize Licensed Products outside of the Territory.
2.5No Implied Licenses. Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, Patent Rights, Know-How or other intellectual property of the other Party.
2.6Non-Compete.
(a)Subject to Section 2.7 and except as otherwise agreed by the Parties, during the Term, Jazz shall not, and shall ensure that its Affiliates do not and shall include in its sublicense agreements executed pursuant to Section 2.2 an obligation (and enforce such obligation) to not, independently or for or with any Third Party, perform any clinical development of, or commercialize, any pharmaceutical product containing a bispecific antibody Directed To the ECD2 and ECD4 domains of HER2 (each, a “Jazz Competing Product”) in the Territory, other than Licensed Products as expressly permitted in and in accordance with this Agreement.
(b)Subject to Section 2.7 and except as otherwise agreed by the Parties, during the Term, Zymeworks shall not, and shall ensure that its Affiliates do not, independently or for, with or through any Third Party, whether directly or indirectly, perform any pre-clinical development (except for independent, internal pre-clinical development by Zymeworks or its Affiliates that is not for, with or through any Third Party other than any contract research organization or contract manufacturing organization working on behalf of Zymeworks or its Affiliate) or clinical development of, or commercialize, any pharmaceutical product that is Directed To HER2 (each, a “Zymeworks Competing Product”) in the Field in the Territory, other than Licensed Products as expressly permitted in and in accordance with this Agreement, provided that, for purposes of this Section 2.6(b), Zymeworks’ proprietary antibody-drug conjugate ZW49 (or Zanidatamab Zovodotin) shall not be a Zymeworks Competing Product. Notwithstanding the foregoing, this Section 2.6(b) shall not limit Zymeworks’ ability to (i) grant Third Parties rights to apply any or all of the Zymeworks platforms to derive or generate, without any assistance from Zymeworks, antibodies Directed To any biological target wherein Zymeworks is not aware of the identity of any such target or (ii) fulfill its obligations, under any agreement with a Third Party that is in effect as of the Execution Date, to apply any or all of the Zymeworks platforms to derive or generate antibodies from complementarity determining region (CDR) sequences provided to Zymeworks by a Third Party for purposes of further development and commercialization by such Third Party[***]. Zymeworks shall ensure that all agreements with Third Parties relating to the use of any Zymeworks platform that are entered into, extended or renewed after the Execution Date do not (with respect to agreements entered into after the Execution Date) require or permit, or (with respect to agreements entered into prior to the Execution Date and extended or renewed after the Execution Date) add, pursuant to such extension or renewal, requirements or permissions for, Zymeworks to generate antibodies that are Zymeworks Competing Products or to grant development or commercialization licenses with respect to antibodies that are Zymeworks Competing Products.
2.7[***]. Notwithstanding Section 2.6, if at any time during the Term:
(a)a Party or any of its Affiliates [***] through the acquisition of a Third Party (whether by merger or acquisition of all or substantially all of the stock or assets of a Third Party or of any operating or business division of a Third Party or similar transaction), such acquisition, and [***] thereafter, shall not constitute a breach of [***] if such Party or such Affiliate, as applicable, [***]; or
(b)a Third Party, that is (at the time of such acquisition or thereafter) [***] acquires Zymeworks, or [***] acquires Jazz, (in each case whether by merger or acquisition of all or substantially all of the stock or of all or substantially all of the assets of such Party or of any operating or business division of such Party or similar transaction), such acquisition, [***] by such relevant acquiring Third Party or any of its Affiliates shall not constitute a breach of Section 2.6(a) or 2.6(b), as applicable; provided that [***].
2.8Right of Negotiation. Zymeworks shall promptly notify Jazz if the ELA is terminated in whole or in part. If Zymeworks or its Affiliate subsequently decides to initiate a process, or otherwise engages in discussions or negotiations, regarding the grant to a Third Party of a license or other right to Develop or Commercialize any Licensed Product in any country in the Ex-Territory (the “Offered Rights”), then Zymeworks shall notify Jazz within [***] of such decision or initial engagement, whichever is sooner. Upon Jazz’s written request that is provided within [***] after Jazz’s receipt of such notice (the “Request Period”), Zymeworks will engage in exclusive, good faith negotiations with Jazz for a period of [***] after such request (which may be extended by mutual agreement of the Parties) (the “Negotiation Period”) regarding an agreement (or amendment hereto) setting forth the commercially reasonable terms for Jazz to obtain an exclusive license to Develop, manufacture and Commercialize the Licensed Products in the Ex-Territory (or, if the ELA has been terminated in part, the countries of the Ex-Territory to which such termination applied), consistent with the scope of the Offered Rights. If Jazz fails to request such a negotiation during the Request Period, or the Parties fail to execute an agreement or amendment governing the Offered Rights during the Negotiation Period, then Zymeworks shall have no further obligation, and Jazz shall have no further rights, under this Section 2.8.
Article 3

GOVERNANCE
3.1Alliance Managers. Each Party shall appoint an individual, who is an employee or consultant of such Party or its Affiliate, to act as its alliance manager under this Agreement as soon as practicable after the Closing Date (the “Alliance Manager”). The Alliance Managers shall: (a) serve as the primary points of contact between the Parties for the purpose of providing the other Party with information on the progress of a Party’s activities under this Agreement; (b) be responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties; (c) facilitate the prompt resolution of any disputes; and (d) attend JSC (as a non-voting participant) meetings. An Alliance Manager may also bring any matter to the attention of the JSC, if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.
3.2Joint Steering Committee.
(a)Formation. No later than [***] following the Closing Date, the Parties shall establish a joint steering committee (the “JSC”) to (i) monitor and coordinate the Development of Licensed Products in the Field in the Territory and the Development outside of the Territory [***] pursuant to the Zymeworks Development Plan and (ii) provide a forum for Zymeworks to provide updates with respect to the Commercialization of Licensed Products by the Ex-Territory Partner in the Ex-Territory to the extent necessary or useful for Jazz in its Commercialization of Licensed Products in the Field in the Territory. The JSC will be composed of an equal number of representatives from each Party and a minimum of [***] and no more than

[***] representatives of each Party. Each representative to the JSC shall be an employee or consultant of the applicable Party or its Affiliate, unless otherwise agreed by both Parties.
(b)Role. The JSC shall (i) provide a forum for the discussion of the Parties’ activities under this Agreement; (ii) review and discuss the overall strategy for the Development of Licensed Products in the Field in the Territory; (iii) review, discuss and approve any amendments to the Zymeworks Development Plan, including the budget set forth therein; (iv) monitor and coordinate manufacture and supply of Licensed Antibodies and Licensed Product in accordance with Article 7; (v) establish and oversee the Working Groups as necessary or advisable to further the purpose of this Agreement; (vi) provide a forum for discussion of Development and clinical trial activities by Zymeworks and its Affiliates and Ex-Territory Partner for the Licensed Product outside of the Territory; (vii) review, discuss, coordinate and share information regarding the progress of the Regulatory Approvals and Regulatory Submissions for Licensed Products in the Territory and outside the Territory, including discussing relevant CMC information; (viii) provide a forum for discussion of safety governance matters relating to Licensed Products and resolve disputes referred to it by the Safety Working Group; (ix) review, discuss and share information regarding (1) Commercialization of Licensed Products in the Territory; and (2) commercial issues relevant to the Commercialization of Licensed Products in the Territory and Zymeworks’ or its Ex-Territory Partner’s commercialization of Licensed Products outside of the Territory and global harmonization of such activities; (x) review, discuss and approve the Manufacturing Technology Transfer Plan; (xi) foster a collaborative environment between the Parties; and (xii) perform such other functions as expressly set forth in this Agreement or allocated to the JSC by the Parties’ written agreement. [***]
(c)Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this Agreement and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive either Party’s compliance with the terms and conditions of this Agreement; or (iii) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement.
(d)Meetings. The JSC shall hold meetings at such times as it elects to do so, but shall meet no less frequently than [***], unless otherwise agreed by the Parties. In addition, special meetings of the JSC may be convened by either Alliance Manager upon not less than [***] (or, if such meeting is proposed to be conducted by teleconference, as soon as reasonably practicable) written notice to the other Alliance Manager. The JSC may meet in person or by means of teleconference, Internet conference, videoconference or other similar communication method; provided that [***], such meetings will be conducted in person at locations selected alternatively by Zymeworks and Jazz or such other location as the Parties may agree. Each Party shall bear its own expenses related to participation in and attendance at such meetings by its respective JSC representatives. The Alliance Managers shall jointly prepare and circulate minutes for each JSC meeting within [***] of each such meeting and shall ensure that such minutes are reviewed and approved by their respective companies within [***] thereafter; provided that such minutes will be deemed to be accepted if a Party does not object in writing to such minutes within such [***].
(e)Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend a meeting of the JSC (in a non-voting capacity) or Working Group in the event that the planned agenda for such JSC or Working Group meeting would require such participants’ expertise; provided that if either Party intends to have any Third Party (including any consultant (other than a consultant then serving as such Party’s Alliance Manager or representative on the JSC or a Working Group)) attend such a meeting, such Party shall provide prior written notice to the other Party, shall obtain approval from such other Party for such Third Party to attend, and shall ensure that such

Third Party is bound by confidentiality and non-use obligations consistent with the terms of this Agreement.
(f)Decision-Making. All decisions of the JSC shall be made by consensus, with each Party’s representatives having, collectively, one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach consensus as to such matter within [***] after such matter was brought to the JSC for resolution (or [***] if the particular matter is with respect to any issue under consideration by the JSC pursuant to Sections 3.2(b)(iii), (iv) or (v)), such matter shall be referred to a representative of each Party, reporting directly to such Party’s Executive Officer, who has the power and authority to resolve such matter (collectively, the “Executive Sponsors”) for resolution. If the Executive Sponsors cannot resolve such matter within [***] after such matter has been referred to them, then:
(i)Jazz shall have the final decision-making authority for matters [***].
(ii)Zymeworks shall have the final decision-making authority for matters [***].
(iii)Neither Party shall have final decision-making authority for matters [***].
(g)Working Groups.
(i)From time to time, the JSC may establish one (1) or more joint working groups (each, a “Working Group”) on an “as-needed” basis to oversee specific functional areas or activities and coordinate the day-to-day performance of such activities under this Agreement, which establishment of Working Groups shall be reflected in the minutes of the meetings of the JSC. Each such Working Group shall be constituted, shall meet as frequently and in such manner as, and shall operate as, the JSC may determine. Each Working Group and its activities shall be subject to the oversight of, and shall report to, the JSC, and the JSC shall resolve all disputes that arise within a Working Group within [***] after any such matter is brought to the JSC for resolution. In no event shall the authority of any Working Group exceed the authority of the JSC. Each Party shall be responsible for all of its own expenses of participating in any Working Group.
(ii)Within [***] after formation of the JSC, the JSC shall establish a manufacturing working group (the “Manufacturing Working Group”) to oversee the management of, and regulatory compliance relating to, the supply of Licensed Antibody and Licensed Product. The Manufacturing Working Group will include an equal number of representatives of each Party and shall meet at least [***]. The Manufacturing Working Group will serve as a forum (A) to review and discuss (1) Commercialization plans and forecasts for the Licensed Antibody and Licensed Products, (2) actions by or notices from any Regulatory Authority relating to the manufacture and supply of Licensed Antibody and Licensed Product (including any post-approval changes to CMC required or requested by any Regulatory Authority) and (3) any other event that would reasonably be expected to have manufacturing compliance or quality consequences for Licensed Antibody or Licensed Products that will be made by or on behalf of either Party or for which Jazz will need to interact with Regulatory Authorities, (B) to review and discuss any material changes proposed by a Party to its Licensed Antibody or Licensed Product manufacturing process [***], (C) to address potential risks to quality or supply impacting either Party and (D) to develop remediation programs as a result of any inspection or audit of a manufacturing facility (whether by a Regulatory Authority or by the Parties).

(iii)Within [***] after formation of the JSC, the JSC shall establish a regulatory working group (“Regulatory Working Group”) to facilitate (A) planning for preparation of the First BLA, (B) preparation for interactions with the FDA in connection the First BLA, (C) planning for any supplemental Biologics License Application to the First BLA, (D) Zymeworks’ assistance in connection with any other applications for Regulatory Approval pursuant to Section 6.2(b), and (E) any other matter assigned to it in this Agreement. The Regulatory Working Group will include an equal number of representatives of each Party and shall meet at least [***].
(iv)Within [***] after formation of the JSC, the JSC shall establish a pharmacovigilance and drug safety working group (the “Safety Working Group”) to address safety governance issues arising in connection with the Zymeworks Ongoing Studies. The Safety Working Group will include an equal number of representatives of each Party and shall meet at least [***].
(h)Discontinuation of JSC. The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the Parties mutually agree to disband the JSC or Zymeworks terminates its participation in the JSC, which it may do at any time following [***]; provided that, following disbandment of the JSC, (i) the Manufacturing Working Group shall continue to meet at least [***] until Jazz terminates its participation in the Manufacturing Working Group, which it may do at any time following [***], and (ii) the Parties will continue to exchange information as previously exchanged under the JSC and Working Groups. Once the JSC is disbanded, the JSC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the points of contact for the exchange of information under this Agreement and decisions of the JSC shall be decisions between the Parties, subject to the same respective decision-making rights and limitations set forth in Section 3.2(f) and the other terms and conditions of this Agreement. With the exception of the Manufacturing Working Group, any Working Groups shall disband upon the disbandment of the JSC or earlier, as determined by the JSC.
(i)[***] Meeting. Without limiting any of the foregoing in this Article 3, the Executive Sponsors shall meet [***] during the Term for purposes of [***]. Each such meeting may be conducted in person, by telephone or videoconference as agreed by the Executive Sponsors.
Article 4

TECHNOLOGY TRANSFER
4.1Technology Transfer. Within [***] after the Closing Date, Zymeworks will make the contents of all data rooms generated by or on behalf of Zymeworks to which it provided Third Parties access prior to the Closing Date, [***] with respect to the Licensed Product for any transaction in the Territory, available to Jazz for downloading. In addition, within [***] after the Closing Date, Zymeworks will provide and transfer to Jazz[***] the Zymeworks Know-How that exists on the Closing Date and was not previously provided to Jazz or included in the data rooms described above (including all non-clinical data and Clinical Data regarding the Licensed Product that is included in the Zymeworks Know-How that exists as of the Closing Date) (the “Initial Technology Transfer”). [***] As part of the Initial Technology Transfer, Zymeworks shall provide Jazz with [***] (the “Commitments Log”); Zymeworks shall fulfill any outstanding commitments that are or should have been set forth on the Commitments Log in accordance with Section 7.4(b). In addition, during the Term, Zymeworks shall (a) at each meeting of the JSC [***], provide Jazz with a summary of additional Zymeworks Know-How or materials, if any, developed since the last meeting of the JSC, (b)

transfer any such Zymeworks Know-How to Jazz promptly following Jazz’s reasonable request, (c) provide Jazz with a [***] summary of material manufacturing or materials changes Zymeworks anticipates will be required for the manufacture of Licensed Antibody and Licensed Products for discussion by the Manufacturing Working Group [***], and (d) provide Jazz with reasonable access to Zymeworks personnel involved in the research and Development of Licensed Products, either in-person at Zymeworks’ facility or by teleconference (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer, the “Technology Transfer”). [***]
4.2Updates by Jazz. During the Term, Jazz shall (a) at each meeting of the JSC [***], provide Zymeworks with a summary of any Jazz Collaboration IP (excluding Jazz Manufacturing IP), Joint Collaboration IP and the Jazz IP, if any, developed since the last meeting of the JSC, (b) transfer any Know-How within such Jazz Collaboration IP (excluding Jazz Manufacturing IP), Joint Collaboration IP and the Jazz IP to Zymeworks promptly following Zymeworks’ reasonable request, and (c) provide Zymeworks with reasonable access to Jazz personnel involved in the research and Development of Licensed Products, either in-person at Jazz’s facility or by teleconference. [***]
Article 5

DEVELOPMENT PROGRAM
5.1Diligence and Responsibilities.
(a)Except for the Zymeworks Ongoing Studies, Jazz shall be responsible for the Development of the Licensed Products in the Field in the Territory in accordance with this Article 5. Jazz shall use Commercially Reasonable Efforts to (i) Develop a Licensed Product in the Field in each of the Major Market Countries, and (ii) seek to obtain Regulatory Approval for a Licensed Product in the Field in each of the Major Market Countries, in each case of (i) and (ii) for the treatment of [***]. Jazz shall conduct such tasks in a timely, professional manner and in compliance with the Territory Development Plan, as applicable, and all Applicable Laws, including GLP and GCP.
(b)Zymeworks shall be responsible for conducting the Zymeworks Ongoing Studies and the Zymeworks Korean Studies in accordance with this Article 5, at Jazz’s cost and expense as specified in Sections 5.5 and 9.2. Zymeworks shall complete the Zymeworks Ongoing Studies and Zymeworks Korean Studies in accordance with the Zymeworks Development Plan[***]. [***] Zymeworks shall conduct such tasks in a timely, professional manner and in compliance with the Zymeworks Development Plan and all Applicable Laws, including GCP and cGMP. Jazz shall not amend the Zymeworks Development Plan to remove any of the Zymeworks Ongoing Studies or Zymeworks Korean Studies[***].
5.2Zymeworks Development Plan.
(a)The Zymeworks Ongoing Studies and Zymeworks Korean Studies will be conducted pursuant to a written development plan (as amended from time to time in accordance with this Section 5.2, the “Zymeworks Development Plan”). The Zymeworks Development Plan shall include [***]. The initial Zymeworks Development Plan is attached hereto as Exhibit 5.2. From time to time, either Party may propose amendments to the then-current Zymeworks Development Plan, by submitting such proposed amendment to the JSC. Except as set forth in the Zymeworks Development Plan or otherwise agreed in writing by the Parties, Zymeworks will not conduct any Development activities with respect to the Licensed Products in the Territory. Except as agreed in writing by the Parties, Jazz will not conduct any clinical Development activities with respect to the Licensed Products outside of the Territory. [***].

(b)Except as set forth below in this Section 5.2(b), Zymeworks will have the sole right to conduct (and manufacture Licensed Product for) the Zymeworks Ongoing Studies and the Zymeworks Korean Studies, in accordance with the Zymeworks Development Plan, at Jazz’s cost and expense as specified in Sections 5.5 and 9.2. As between the Parties, Zymeworks, or its designee [***], will hold or be responsible for all Regulatory Submissions for the Zymeworks Ongoing Studies and Zymeworks Korean Studies, and will be responsible for all correspondence and interactions with Regulatory Authorities with respect thereto, in each case in accordance with Section 6.2[***]. [***]
(c)Jazz acknowledges and agrees that the Ex-Territory Partner will perform certain activities in connection with the Zymeworks Ongoing Studies to support the global Development and registration of Licensed Products, including by engaging Clinical Trial sites and recruiting patients in the Ex-Territory as set forth in the Zymeworks Development Plan. Upon Zymeworks’ request, Jazz will [***]. Notwithstanding anything herein to the contrary, Jazz’s obligations to reimburse costs [***]. Zymeworks will, in a timely manner, [***].
5.3Companion Diagnostics. With respect to the Third Party engaged by Zymeworks or its Affiliates as of the Execution Date to develop and commercialize a Companion Diagnostic, Zymeworks[***] shall use reasonable efforts to cause such Third Party [***]. In addition, upon Jazz’s request, Zymeworks shall introduce Jazz to such Third Party [***].
5.4Territory Development Plan. Except for the activities to be conducted by Zymeworks pursuant to Sections 5.1(b) and 5.2, as between the Parties, all Development of Licensed Products in the Territory shall be conducted by Jazz. Promptly after Jazz prepares[***] a written plan for its Development of Licensed Products in the Territory and, if applicable, outside the Territory (as amended from time to time in accordance with this Section 5.4 and Section 3.2, the “Territory Development Plan”), Jazz shall provide Zymeworks with a copy of such plan. From time to time thereafter[***] Jazz shall propose amendments to the Territory Development Plan in consultation with Zymeworks and submit such proposed updated or amended Territory Development Plan to the JSC for review and discussion. Once reviewed by the JSC, the amended Territory Development Plan shall become effective. The Territory Development Plan must include, without limitation, [***].
5.5Development Costs. As between the Parties, Jazz shall be solely responsible for the costs and expenses incurred by Jazz, its Affiliates and sublicensees in the Development of Licensed Products in the Territory, including in the performance of the Development activities under the Territory Development Plan. Jazz shall also be responsible for reimbursing Zymeworks for the FTE costs and out-of-pocket expenses incurred by Zymeworks in the performance of the Zymeworks Ongoing Studies and the Zymeworks Korean Studies, and in preparing the First BLA, in each case in accordance with the Zymeworks Development Plan, including the budgets set forth therein. Zymeworks will invoice Jazz, and Jazz will reimburse Zymeworks[***] for such amounts incurred by or on behalf of Zymeworks or its Affiliates in conducting such activities in accordance with Section 9.2. [***]
5.6Development Records. Each Party shall maintain reasonably complete, current and accurate records of all Development activities conducted by or on behalf of such Party, its Affiliates or (with respect to Jazz) its sublicensees pursuant to this Agreement and all data and other information resulting from such activities, in each case in accordance with all Applicable Laws. Each Party shall maintain such records during the Term and for a period of time after the Term consistent with Applicable Laws and reasonable industry practices on record retention and destruction (which shall not be less than [***] following completion of the applicable Development activities). Such records shall fully and properly reflect all work done and results achieved by or on behalf of such Party in the performance of the Development activities in the Territory hereunder, in good scientific manner appropriate for regulatory and patent purposes.

Each Party shall document all non-clinical studies and Clinical Trials of the Licensed Product in formal written study reports in accordance with Applicable Laws and national and international guidelines (e.g., GCP, GLP and cGMP). Upon a Party’s request, the other Party and its Affiliates shall, and shall use reasonable efforts to cause its (sub)licensees to, provide the requesting Party with copies of or access to such records maintained by the other Party.
5.7Clinical Trial Audit Rights.
(a)Upon reasonable request by Jazz [***], Zymeworks will exercise its rights to conduct, or if requested by Jazz, will use reasonable efforts to obtain the right for Jazz to conduct (which may be a joint audit with Zymeworks), an audit of any Clinical Trial sites engaged, or other facilities used, by Zymeworks or its Affiliates or the Ex-Territory Partner, to conduct the Zymeworks Development Plan, to ensure that such Clinical Trials are conducted in compliance with the Zymeworks Development Plan and all Applicable Laws, including GCP[***]. No later than [***] following the completion of any such audit and receipt of the resulting audit report (if provided by a Third Party), the Party conducting such audit will provide the other Party with a written summary of such Party’s findings, including any deficiencies or other areas of remediation that such Party reasonably identifies during such audit, and the Parties shall promptly meet to discuss any such deficiencies or other areas of remediation identified by such other Party. Zymeworks will use reasonable efforts[***] to remediate such deficiencies promptly following receipt of such report. Any such remediation done by or on behalf of Zymeworks or its Affiliates will be [***]. [***] If Zymeworks does not remediate such deficiencies within [***] of Jazz’s written request to do so, and Jazz reasonably determines, based on such deficiencies, that the continuation of any Clinical Trial activities at such site would reasonably be expected to have an adverse effect on the continued Development or Commercialization of Licensed Products in the Territory, then Zymeworks will wind-down, or will use reasonable efforts to cause the Ex-Territory Partner to wind-down, as applicable, such Clinical Trial at such site as promptly as practicable following Jazz’s notice of such determination.
(b)Zymeworks will provide Jazz with copies of all quality oversight or audit reports prepared in connection with any audit that Zymeworks, its Affiliates or (sub)licensees (including the Ex-Territory Partner) conduct of a Clinical Trial site that Zymeworks or its Affiliates, or (subject to confidentiality obligations) the Ex-Territory Partner have engaged or are evaluating to potentially engage under the Zymeworks Development Plan no later than [***] after Zymeworks’ receiving or preparing, as applicable, any such report.
5.8Development Reports. Zymeworks shall provide Jazz with [***] written reports, at each JSC meeting [***], summarizing its, its Affiliates’ and the Ex-Territory Partner’s Development of Licensed Products, including a summary of the results of such Development. Without limiting the foregoing, such reports shall contain sufficient detail to enable Jazz to assess Zymeworks’ compliance with its Development obligations hereunder. Zymeworks shall promptly respond to Jazz’s reasonable requests from time to time for additional information regarding material Development activities. Jazz shall provide Zymeworks with [***] written reports summarizing its, its Affiliates and its sublicensees Development of Licensed Products in the Territory, including a summary of the results of such Development [***]. Without limiting the foregoing Jazz shall keep Zymeworks reasonably informed, through the JSC, as to any material developments with respect to the Development of Licensed Products in the Territory. The Parties shall discuss the status, progress and results of Development activities at JSC meetings, and Zymeworks shall keep Jazz reasonably informed through the JSC (or Alliance Managers following any discontinuation of the JSC) as to any material developments with respect to the Development of Licensed Products outside the Territory.

5.9Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 6.4, each Party shall promptly (but in any event no later than [***] from the other Party’s request) provide the other Party with copies of all data and results, including all Clinical Data, and all supporting documentation (e.g. protocols, CRFs, analysis plans) Controlled by such Party or its Affiliates that are generated by or on behalf of such Party or its Affiliates or (sub)licensees (including, with respect to Zymeworks, the Ex-Territory Partner), if applicable, in the Development of Licensed Products; provided that Jazz shall only be required to provide Zymeworks such data, results and documentation to the extent it is reasonably necessary or useful for Zymeworks or its Affiliate or (sub)licensees’ (including the Ex-Territory Partner’s) Development or Commercialization of the Licensed Products in the Field outside the Territory[***]; and provided further that Zymeworks will provide any other such data, results or documentation Controlled by Zymeworks or its Affiliates that is requested by Jazz and reasonably necessary or useful for the Development or Commercialization of the Licensed Products in the Field in the Territory[***]. Jazz shall have the right to use and reference such data and results provided by Zymeworks, pursuant to the licenses granted under Section 2.1, including for the purpose of filing Patent Rights covering Jazz Collaboration IP and Joint Collaboration IP, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products in the Field in the Territory. Zymeworks and its designees shall have the right to use and reference such data and results provided by Jazz, without additional consideration, for the purpose of Developing, manufacturing and Commercializing Licensed Products in accordance with the licenses granted under Section 2.4, including filing Patent Rights covering Zymeworks Collaboration IP, Joint Collaboration IP and Zanidatamab Collaboration IP, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products outside of the Territory. For clarity, any such data or results that are Inventions will be owned in accordance with Section 14.1 and subject to the licenses, rights and obligations set forth herein. The Parties shall adhere to the terms and conditions of the Data Processing Addendum, which is attached hereto as Exhibit 5.9 and incorporated by reference, in relation to data protection.
5.10Subcontractors. Each Party shall have the right to engage subcontractors for purposes of conducting activities assigned to it under this Agreement or for which it is responsible under this Agreement; provided that Zymeworks obtains Jazz’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, prior to engaging any subcontractor not identified in the Zymeworks Development Plan. Each Party shall cause any subcontractor engaged by it to be bound by written obligations of confidentiality and non-use consistent with this Agreement prior to performing any activities. Each Party shall cause its subcontractors to assign to such Party (or, in the case of academic institutions and Third Party manufacturers, use reasonable efforts to cause such subcontractor to so assign and, if such efforts do not result in obtaining an assignment, such Party shall obtain a fully sublicensable license thereto or, in the case of an academic institution, an exclusive option to obtain such a license) all intellectual property made by such subcontractor in the course of performing such subcontracted work. Each Party shall remain directly responsible for any of its obligations under this Agreement that have been delegated or subcontracted to any subcontractor and shall be directly responsible for the performance of its subcontractors.
Article 6

REGULATORY
6.1Holder of Regulatory Approvals and Regulatory Submissions. As between the Parties, Jazz shall be the holder of Regulatory Approvals and Regulatory Submission for Licensed Products in the Field in the Territory, except as expressly set forth in Section 5.2(b) with respect to the Zymeworks Ongoing Studies or in Section 6.2(b) with respect to the First

BLA. At Jazz’s reasonable request [***], Zymeworks shall cooperate with Jazz to enable Jazz to obtain any or all such Regulatory Approvals and Regulatory Submissions.
6.2Review of Regulatory Submissions.
(a)Zymeworks shall provide to Jazz (i) all material Regulatory Submissions prepared by or on behalf of Zymeworks with respect to the Zymeworks Ongoing Studies at least [***] prior to submission (or such shorter time period required for timely response to a Regulatory Authority) and shall incorporate reasonable comments received from Jazz with respect thereto, (ii) all material correspondence or communication between Zymeworks and a Regulatory Authority in the Territory with respect to the Zymeworks Ongoing Studies, as well as minutes of any material meetings, telephone conferences or discussions that Zymeworks has with such Regulatory Authority, in each case, with respect to a Licensed Product (and Zymeworks shall provide Jazz with material correspondence or communications from a Regulatory Authority, including, without limitation, any communications or correspondence relating to label requirements, within [***] of Zymeworks’ receipt of such correspondence or communications) and (iii) permission for [***] mutually acceptable representatives of Jazz, including representatives from the relevant functional areas, to attend and participate in any meetings and briefings with a Regulatory Authority in the Territory relating to the Zymeworks Ongoing Studies; provided that attendance and participation by a representative of Jazz is permitted by the applicable Regulatory Authority and the attendance of a representative of Jazz [***]. In addition, Zymeworks shall provide to Jazz all material Regulatory Submissions (including any certified English translations) prepared by or on behalf of the Ex-Territory Partner with respect to the Zymeworks Ongoing Studies or the Licensed Product in the Ex-Territory within [***] after receipt of such Regulatory Submission by Zymeworks, and to the extent that Zymeworks has access and the right to share with Jazz, all material correspondence or communication, as well as minutes of any material meetings, telephone conferences or discussions, between the Ex-Territory Partner and any Regulatory Authority in the Ex-Territory with respect to any Licensed Product and shall provide to the Ex-Territory Partner, for consideration, any reasonable comments received from Jazz with respect thereto.
(b)Zymeworks shall prepare the first Biologics License Application for Regulatory Approval for the Licensed Product for submission to the FDA (the “First BLA”), in accordance with the Zymeworks Development Plan (including the budget identified therein) and at Jazz’s cost and expense as specified in Section 9.2, subject to successful completion of the applicable Zymeworks Ongoing Studies. Zymeworks will provide Jazz with each draft of the First BLA for Jazz’s review and comment, which drafts shall include, [***]. Zymeworks shall incorporate all comments from Jazz with respect to the First BLA, and upon Jazz’s final approval and instructions, submit the First BLA to the FDA. Zymeworks shall notify Jazz of any correspondence from and meetings with the FDA regarding the First BLA in accordance with the terms of this Section 6.2. Zymeworks shall provide Jazz with copies of proposed responses to such correspondence at least [***] prior to submission (or such shorter time period required for timely response to the FDA), Zymeworks shall incorporate all comments from Jazz with respect to such responses. Following Regulatory Approval of the First BLA or earlier upon Jazz’s written request, Zymeworks will promptly transfer the First BLA to Jazz. The foregoing preparation and transfer of the First BLA shall be completed in accordance with the timeline set forth in the Zymeworks Development Plan. Jazz will cooperate in good faith with, and provide reasonable assistance to, Zymeworks in Zymeworks’ preparation of the First BLA, at Zymeworks’ request and Jazz’s expense. Zymeworks will cooperate in good faith with, and provide reasonable assistance to, Jazz in Jazz’s preparation of any other applications for Regulatory Approval that are based on substantially similar Clinical Data as included in the First BLA, at Jazz’s request [***].

(c)In addition, (i) Jazz shall notify Zymeworks of any material correspondence regarding any Regulatory Submissions that are received by Jazz from any Regulatory Authority in the Territory, (ii) Zymeworks shall notify Jazz of any material correspondence regarding any Regulatory Submissions that are received by Zymeworks from a Regulatory Authority or the Ex-Territory Partner with respect to Clinical Trials conducted pursuant to the Zymeworks Development Plan or outside the Territory, and, in each case (i) and (ii) shall provide the other Party with copies thereof as soon as reasonably practicable, but in all events within [***] of receipt. Each Party will provide [***] updates, at each JSC meeting, regarding its material activities and progress with respect to all Clinical Trials conducted or on behalf of the reporting Party or its Affiliates, (with respect to Zymeworks) the Ex-Territory Partner, or (with respect to Jazz) sublicensees.
(d)Each Party shall keep the other Party reasonably informed of regulatory developments related to Licensed Products in the Field in the Territory and outside the Territory of which it becomes aware and shall promptly notify the other Party in writing of any material decision by any Regulatory Authority in the Field, in the Territory or outside the Territory, of which it becomes aware regarding any Licensed Product.
(e)Jazz shall provide Zymeworks with notice no later than [***] after receiving notice of any meeting or discussion with any Regulatory Authority in the Territory related to any Licensed Product in the Field, such notice to include a summary of the topic of such meeting or discussion and relevant background. Jazz shall provide Zymeworks with a written summary of each such meeting or discussion (including the outcome and major actions) promptly following such meeting or discussion. Upon Jazz’s reasonable request and notice[***] Zymeworks will attend, or assist Jazz in its preparation for, any meeting or discussion that Jazz has with any Regulatory Authority in the Territory related to any Licensed Product in the Field.
(f)Zymeworks will provide Jazz with reasonable advance notice [***] of all substantive meetings pertaining to each Licensed Product with a Regulatory Authority outside of the Territory of which Zymeworks becomes aware through use of reasonable efforts. Zymeworks will use reasonable efforts to obtain the right to permit Jazz to have[***] mutually acceptable representative of Jazz attend, solely as a non-participating observer, key substantive meetings pertaining to such Licensed Product with any Regulatory Authorities outside of the Territory.
6.3Right of Reference. Each Party hereby grants to the other Party the right of reference to all Regulatory Submissions pertaining to Licensed Products in the Field submitted by or on behalf of such Party or its Affiliates or, with respect to Jazz, sublicensees, solely to the extent reasonably necessary for the purposes set forth in this Section 6.3 and requested by such other Party. Without limiting the foregoing, Zymeworks may file a drug master file (“DMF”) with the FDA or other Regulatory Authorities in the Territory, setting forth the Zymeworks Know-How related to the manufacture of the Licensed Antibody and such DMF shall be a Regulatory Submission subject to the right of reference granted to Jazz in the foregoing sentence, and, upon Jazz’s written request, Zymeworks will provide Jazz with a right to reference and full access to such DMF[***]. Upon Jazz’s reasonable written request [***], Zymeworks shall [***] a right of reference to (i) Regulatory Submissions pertaining to Licensed Products in the Field submitted by or on behalf of the Ex-Territory Partner in the Ex-Territory (including Regulatory Submissions for combination studies of Licensed Products) and (ii) Regulatory Submissions pertaining to Companion Diagnostics submitted by or on behalf of any Third Party engaged by Zymeworks or its Affiliates to develop such Companion Diagnostics. Jazz may use such right of reference to Zymeworks’ Regulatory Submissions or, if applicable, the Ex-Territory Partner’s Regulatory Submissions or other Third Party solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products in the Field in the Territory. Zymeworks, or its Ex-Territory Partner, may use the right of reference to Jazz’s Regulatory Submissions and Regulatory Approvals solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and any pricing or reimbursement approvals, as applicable, of Licensed Products outside the Territory or, to the extent permitted pursuant to this Agreement, in the Territory. [***] Each Party will take such actions as may be reasonably requested by the other Party to give effect to the intent of this Section 6.3 and to give the other Party, its Affiliates, licensees (including the Ex-Territory Partner) and sublicensees the benefit of the rights of reference to the granting Party’s Regulatory Submissions in the other Party’s territory as provided herein.
6.4Adverse Events Reporting. Within [***] after the Closing Date, but in no event later than any Regulatory Submission to be made by or on behalf of Jazz in the Territory to conduct a Clinical Trial or for Regulatory Approval of the Licensed Product, Jazz and Zymeworks shall develop and agree in a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting and prescription events monitoring (the “SDEA Agreement”). Such SDEA Agreement shall (a) describe the obligations of both Parties with respect to the coordination of collection, investigation, reporting and exchange of information between the Parties concerning adverse events or any other safety issue of any significance, in each case with respect to Licensed Products and sufficient to permit each Party and its Affiliates, licensees or sublicensees to comply with Applicable Laws and, with respect to Zymeworks, its obligations to the Ex-Territory Partner; (b) be promptly updated if required by changes in Applicable Law; (c) provide that (i) Jazz shall maintain a safety database for Clinical Trials conducted in the Territory, other than those conducted under the Zymeworks Development Plan, at its sole cost and expense; (ii) Jazz shall be responsible for (A) reporting to the applicable Regulatory Authorities in the Territory, all required adverse events and safety data related to Licensed Products for all Clinical Trials conducted in the Territory, other than those conducted under the Zymeworks Development Plan for which Zymeworks is required to make such reports under Applicable Laws and (B) responding to safety issues and to all requests of Regulatory Authorities related to such safety issues with respect to the Licensed Products in the Field in the Territory, in each case ((A) and (B)), other than the Zymeworks Ongoing Studies, with respect to which Zymeworks will retain such responsibilities and will keep Jazz reasonably informed through the JSC and (C) making final decisions with respect to any safety governance issues with respect to the Licensed Products in the Territory after transfer of the First BLA by Zymeworks to Jazz (or, in the event Jazz initiates a Clinical Trial prior to the transfer of the First BLA by Zymeworks to Jazz, after such initiation); (iii) Jazz shall provide to Zymeworks access to Jazz’s safety database for the Licensed Product in the Territory; (iv) Zymeworks shall maintain the global safety database for the Licensed Products, including with respect to Clinical Trials conducted under the Zymeworks Development Plan; and (v) Zymeworks will provide Jazz with safety information regarding the Licensed Products in accordance with the SDEA Agreement; and (d) use the definitions relating to “adverse events” and “adverse drug experiences” as set forth in 21 C.F.R. 312.32 and 21 C.F.R. 314.80. Upon the earlier of completion of the Zymeworks Ongoing Studies and Zymeworks Korean Studies or Jazz’s written request, the Parties will cooperate in good faith to transfer of the global safety database for the Licensed Products to Jazz[***]. [***]
6.5No Harmful Actions. If either Party reasonably believes that the other Party is taking or intends to take any action with respect to a Licensed Product in such other Party’s territory (i.e., the Territory with respect to Jazz, and outside the Territory with respect to Zymeworks) that would reasonably be expected to have a material adverse impact upon the regulatory status or Commercialization of any Licensed Product in the Field in its respective territory, then such Party shall have the right to bring the matter to the attention of the JSC, and the Parties shall discuss in good faith a resolution to such concern. Without limiting the foregoing, unless the Parties otherwise agree (or unless otherwise set forth herein or in the Zymeworks Development Plan or Territory Development Plan): (a) neither Party shall communicate with any Regulatory Authority having jurisdiction outside of its respective territory with respect to any Licensed Product, unless required by such Regulatory Authority, in which case such Party shall notify the other Party of such order within [***] of such communication; and (b) neither Party shall submit any Regulatory Submissions or seek Regulatory Approvals for any Licensed Product in the other Party’s respective territory; provided that Zymeworks may communicate with Regulatory Authorities in the Territory as is reasonably necessary in connection with its manufacture of the Licensed Products.
6.6Notice of Regulatory Action. Each Party shall promptly notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from a Third Party that, in the case of notice to Zymeworks, would reasonably be expected to materially affect the Development or Commercialization of the Licensed Products, and in the case of notice to Jazz, would reasonably be expected to materially affect the Development or Commercialization of the Licensed Products in the Field in the Territory.
6.7Post-Approval Support.
(a)Safety Monitoring. Zymeworks shall conduct all post-marketing safety surveillance required by a Regulatory Authority in the Territory for Licensed Products in connection with the Zymeworks Ongoing Studies, at Jazz’s cost and expense in accordance with a budget mutually agreed to by the Parties. Zymeworks shall provide the results of any such post-marketing safety surveillance to Jazz for Jazz’s submission of such results to the applicable Regulatory Authority. Otherwise, Jazz shall be responsible for all post-marketing safety surveillance and reporting required in the Territory for Licensed Products, and such responsibility shall be included in the SDEA Agreement.
(b)Post-Approval Commitments. Jazz shall be solely responsible for conducting, at its sole expense, any post-approval commitment or requirement studies or Clinical Trials (collectively, “Post-Approval Commitments”) that are requested or required by any Regulatory Authority in the Territory with respect to any Regulatory Approval of a Licensed Product based on the Zymeworks Ongoing Studies. Zymeworks shall (i) upon Jazz’s request and expense, reasonably cooperate with Jazz to prepare a Clinical Trial design, protocol and schedule that satisfies the applicable Regulatory Authority’s requests or requirements with respect to the Post-Approval Commitments and (ii) supply Licensed Antibody and Licensed Product to Jazz for use in such Post-Approval Commitments, in accordance with Article 7.
(c)Manufacturing. Zymeworks shall be responsible [***] for correcting all CMC or other manufacturing deficiencies with respect to Licensed Antibody and Licensed Product manufactured by or on behalf of Zymeworks for Jazz, as required by any Regulatory Authority in the Territory after Regulatory Approval but prior to the Manufacturing Transition Date, and shall correct such deficiencies.
Article 7

MANUFACTURING
7.1Manufacture of Licensed Product for the Territory. Subject to the terms and conditions of this Article 7, Jazz shall have the right to (a) purchase Development supply of Licensed Antibody and Licensed Product from Zymeworks or Zymeworks’ CMO pursuant to the Clinical Supply Agreement, (b) exercise its license under Section 2.1(a) to (i) manufacture or have manufactured by a CMO clinical and/or commercial supply of Licensed Antibody and Licensed Product for the Territory itself or to have Licensed Antibody and Licensed Product manufactured by a CMO, in each case after successful completion of the Manufacturing Technology Transfer in accordance with Section 7.2 and (ii) package and label Licensed Product supplied by Zymeworks or manufactured by or on behalf of Jazz, and (c) purchase commercial supply of Licensed Antibody and Licensed Product from Zymeworks or Zymeworks’ CMO pursuant to the Commercial Supply Agreement. As between the Parties, Jazz shall have the right and obligation to package and label all Licensed Product for Development conducted by or on behalf of Jazz, its Affiliate or sublicensee and Commercialization in the Field in the Territory, subject to Zymeworks’ right to make or have made the Licensed Antibody and Licensed Product for supply to Jazz in bright stock form for use in the Field in the Territory pursuant to the Clinical Supply Agreement and Commercial Supply Agreement.
7.2Manufacturing Technology Transfer. In addition to the Zymeworks Know-How provided to Jazz pursuant to the Initial Technology Transfer, upon Jazz’s written request, Zymeworks will promptly work with Jazz to prepare and submit to the JSC, for its review, a plan (“Manufacturing Technology Transfer Plan”) for the transfer to Jazz or its designee of all Zymeworks Know-How and certain biological materials Controlled by Zymeworks with respect to the manufacture of Licensed Antibody or Licensed Product (“Zymeworks Manufacturing IP”), including, without limitation, [***] and the conduct by Zymeworks of such consultation activities, as are necessary or useful to enable Jazz or any Third Party contract manufacturing organization (a “CMO”) designated by Jazz to manufacture for the Territory Licensed Antibody and Licensed Product (such actions, “Manufacturing Technology Transfer”). Jazz shall have the right to request a single Manufacturing Technology Transfer for both Licensed Antibody and Licensed Product or a single Manufacturing Technology Transfer for Licensed Product and a single, separate Manufacturing Technology Transfer for Licensed Antibody. Following the review and approval by the JSC of the applicable Manufacturing Technology Transfer Plan, Zymeworks will perform (or cause one or more applicable Third Parties (including, as applicable, any CMO engaged by Zymeworks to manufacture Licensed Antibody or Licensed Product) to perform) the requested Manufacturing Technology Transfer in accordance with such Manufacturing Technology Transfer Plan to Jazz or to a CMO designated by Jazz[***]. Zymeworks will complete the Manufacturing Technology Transfer promptly (and in any event within [***] after the Parties’ agreement on the Manufacturing Technology Transfer Plan) in accordance with the timeline agreed by the Parties, following Jazz’s request and in accordance with the applicable Manufacturing Technology Transfer Plan. Thereafter during the Term, Zymeworks will provide Jazz with additional Zymeworks Manufacturing IP as part of the Continuing Technology Transfer in accordance with Section 4.1, and Jazz shall disclose Jazz Manufacturing IP in accordance with Section 7.4(c). All Licensed Antibody and Licensed Product manufactured by or on behalf of Jazz or its CMO shall be manufactured in compliance with all Applicable Laws and applicable specifications for the Licensed Antibody and Licensed Product.
7.3Supply by Zymeworks.
(a)Requirements. Subject to Section 7.2 and Section 7.3(e), and except as otherwise expressly set forth in this Agreement or the Clinical Supply Agreement or Commercial Supply Agreement, (i) Zymeworks shall manufacture and supply to Jazz, through Zymeworks’ CMOs [***], or another CMO of Zymeworks approved by Jazz (such approval not to be unreasonably withheld, conditioned or delayed), all Licensed Antibodies and Licensed Products required by Jazz for Development or Commercialization use in the Territory and required by Zymeworks for Zymeworks’ Development-related responsibilities under the Zymeworks Development Plan, (ii) Zymeworks shall not preferentially manufacture or allocate supply of Licensed Antibody or Licensed Product for its own account or that of the Ex-Territory Partner, including any for Development or Commercialization of (A) Licensed Products outside of the Territory or (B) ZW49 (or Zanidatamab Zovodotin) in or outside the Territory, and (iii) Jazz shall purchase its Development requirements for Licensed Antibodies and Licensed Products in the Territory from Zymeworks pursuant to the Clinical Supply Agreement and its commercial requirements for Licensed Antibodies and Licensed Products in the Territory from Zymeworks pursuant to the Commercial Supply Agreement, in each case, until the later of (A) two (2) years after the Closing Date and (B) the date on which, following a Manufacturing Technology Transfer in accordance with Section 7.2, Jazz or Jazz’s CMO is approved to manufacture Licensed Antibody and Licensed Product, as applicable, by the relevant Regulatory Authority. Thereafter, Jazz may make or have made Licensed Antibody and Licensed Product, as applicable, and its obligations, if any, to obtain Licensed Antibody and Licensed Product from Zymeworks will be as specified in Section 7.3(b) or 7.3(c). Notwithstanding anything herein to the contrary, Zymeworks shall have no obligation to supply Jazz, its Affiliates or sublicensees with Licensed Antibody or Licensed Product after the date that is the earlier of (x) [***] and (y) three (3) years after the Closing Date (such date, the “Manufacturing Transition Date”), except for that Zymeworks shall remain obligated to fulfill all orders placed by Jazz on or before the Manufacturing Transition Date in accordance with the terms of the Clinical Supply Agreement and the Commercial Supply Agreement, unless otherwise agreed by the Parties, in their discretion, in writing. Jazz shall have the right to enter into an agreement directly with any of Zymeworks’ CMOs prior to the Manufacturing Transition Date to obtain supply of Licensed Antibodies and Licensed Products[***].
(b)Development Supply. The Parties shall use reasonable efforts to enter into an agreement governing the supply by Zymeworks of such Licensed Antibodies and Licensed Products for such Development use by Jazz (“Clinical Supply Agreement”), promptly after the Closing Date (and in any event, within [***] after the Closing Date), which will incorporate the terms set forth on Exhibit 7.3(b), and, pursuant to which:
(i)Zymeworks shall supply the Licensed Antibodies and Licensed Product pursuant to the Clinical Supply Agreement as bright stock in unlabeled vials at a transfer price equal to Zymeworks’ Fully Burdened Manufacturing Cost. [***]
(ii)Delivery of Licensed Antibody and Licensed Product supplied by Zymeworks for Development will be made [***]. Jazz shall be responsible for obtaining all licenses or other authorizations for the exportation and importation of such Licensed Antibody and Licensed Product, and Jazz shall contract for shipment and insurance of such Licensed Antibody and Licensed Product from Zymeworks’ or its contract manufacturer’s facility[***]. Jazz shall also be responsible for the clinical packaging, labeling, QC/QA/QP release, storage, customs clearance and distribution of such Licensed Antibody and Licensed Product[***].
(iii)Following a Manufacturing Technology Transfer under Section 7.2 and receipt of approval from applicable Regulatory Authorities for Jazz or Jazz’s CMO to manufacture Licensed Antibody and Licensed Product, as applicable, Zymeworks shall continue to supply Jazz with, and Jazz shall continue to purchase from Zymeworks, Licensed Antibodies and Licensed Products, as applicable, as requested by Jazz in accordance with the Clinical Supply Agreement, until the Manufacturing Transition Date. The Clinical Supply Agreement shall set forth the minimum quantities of (or minimum percentages of Jazz’s requirements for) Licensed Antibody and Licensed Product that Jazz will be obligated to obtain from Zymeworks under the Clinical Supply Agreement following such Manufacturing Technology Transfer and approval, provided that Zymeworks remains in full compliance with its supply obligations under such agreement. Such minimum obligations shall not apply if Zymeworks materially breaches such obligations, subject to the terms and conditions of the Clinical Supply Agreement.
(c)Commercial Supply. The Parties shall use reasonable efforts to enter into, not later than [***] after the Closing Date, on a commercial supply agreement pursuant to which Jazz shall purchase commercial supply of a Licensed Antibody (bright stock in unlabeled vials) and Licensed Product for the Territory from Zymeworks (the “Commercial Supply Agreement”). The transfer price under the Commercial Supply Agreement shall be equal to Zymeworks’ Fully Burdened Manufacturing Cost. Following a Manufacturing Technology

Transfer under Section 7.2 and receipt of approval from applicable Regulatory Authorities for Jazz or Jazz’s CMO to manufacture Licensed Antibody and Licensed Product, as applicable, Zymeworks shall continue to supply Jazz with, and Jazz shall continue to purchase from Zymeworks, Licensed Antibodies and Licensed Products as requested by Jazz in accordance with the Commercial Supply Agreement until the Manufacturing Transition Date. The Commercial Supply Agreement shall set forth the minimum quantities of (or minimum percentages of Jazz’s requirements for) Licensed Antibody and Licensed Product that Jazz will be obligated to obtain from Zymeworks under the Commercial Supply Agreement following such Manufacturing Technology Transfer and approval, provided that Zymeworks remains in full compliance with its supply obligations, including GMP compliance, under such agreement. Such minimum obligations shall not apply if Zymeworks materially breaches such obligations, subject to the terms and conditions of the Commercial Supply Agreement. The terms of the Commercial Supply Agreement shall be consistent with the terms and conditions of this Agreement, the applicable terms and conditions of Clinical Supply Agreement, and the terms and conditions of any agreement between Zymeworks and its Third Party manufacturing partner(s), to the extent applicable to commercial supply of Licensed Antibody and Licensed Product in the Field in the Territory. The Commercial Supply Agreement will incorporate the terms set forth on Exhibit 7.3(c).
(d)Quality Agreement. Concurrently with entering into the Commercial Supply Agreement, the Parties will enter into a quality technical agreement (“Quality Technical Agreement”) that allocates roles and responsibilities to each Party with respect to quality control and regulatory compliance with respect to the manufacture and supply of Licensed Antibody and Licensed Product under the Commercial Supply Agreement and the Clinical Supply Agreement.
(e)Second Supply Source. Jazz shall have the right to secure a second source of Licensed Antibody and Licensed Product. Upon Jazz’s written request, Zymeworks shall promptly provide to such CMO, at Jazz’s expense, such technical assistance, as such CMO may require in order to manufacture Licensed Antibody and Licensed Product to the then-current specifications in accordance with the then-current manufacturing process for Licensed Antibody and Licensed Product, by performing the Manufacturing Technology Transfer in accordance with Section 7.2, solely for use by Jazz in accordance with the terms of this Agreement.
(f)Manufacturing Audits. At Jazz’s reasonable request [***], Zymeworks will exercise its right to inspect, or will use reasonable efforts to obtain the right for Jazz to inspect (which may be a joint inspection with Zymeworks), Zymeworks’ CMO under the applicable agreement between Zymeworks and such CMO, to audit compliance with all Applicable Laws in the conduct of manufacturing activities hereunder, including GMP. No later than [***] following the completion of any such audit, the inspecting Party will provide the other Party and the Manufacturing Working Group with a written summary of the auditing Party’s findings, including any deficiencies or other areas of remediation that were identified during such audit, and the Manufacturing Working Group shall promptly meet to discuss any such deficiencies or other areas of remediation. Zymeworks will use reasonable efforts remediate such deficiencies[***].
(g)Expiration of Supply Agreements. Unless otherwise agreed by the Parties in writing, the Clinical Supply Agreement and Commercial Supply Agreement shall expire upon Zymeworks’ fulfillment of all orders placed by Jazz in accordance with the terms of the Clinical Supply Agreement and the Commercial Supply Agreement on or before the Manufacturing Transition Date, provided that Zymeworks’ obligations with respect to Licensed Antibodies and Licensed Products supplied to Jazz prior to such expiration shall survive expiration. Thereafter during the Term, Jazz shall have the sole responsibility to make or have made Licensed Antibody and Licensed Product for Development and Commercialization in the Territory.

7.4Manufacturing Process Development and Validation; CMO Agreements.
(a)Within [***] after the Closing Date the Parties shall discuss in good faith and agree whether Zymeworks will engage [***] to conduct process performance qualification (“PPQ”) manufacturing campaign for Licensed Antibody and Licensed Product and the timeline for such PPQ manufacturing campaign. If Jazz, in its sole discretion, determines to have a PPQ manufacturing campaign conducted [***], Zymeworks will engage [***] to conduct such campaign and the remainder of this Section 7.4(a) shall apply. [***] Zymeworks shall permit, and [***] to permit, Jazz to observe the manufacture of one or more PPQ batches of Licensed Antibody and one or more PPQ batches of Licensed Product. Zymeworks will keep Jazz informed of PPQ progress through the Manufacturing Working Group. Zymeworks will promptly provide all PPQ results to Jazz. Zymeworks will, if requested by Jazz, include the PPQ results in [***] the First BLA [***]. Zymeworks shall hold all quantities of Licensed Antibody and Licensed Product manufactured in the PPQ batches for Jazz’s benefit and shall not make them available to others or use them for purposes other than supplying Jazz, in each case without Jazz’s prior written consent. Zymeworks shall supply Jazz with such quantities of Licensed Antibody and Licensed Product manufactured in the PPQ batches in accordance with the Commercial Supply Agreement[***]. Such quantities shall count towards Jazz’s ordering obligations and, unless otherwise directed by Jazz in writing, Zymeworks shall supply any such quantities to Jazz before supplying Jazz with Licensed Products originating from other manufacturing runs.
(b)No later than the date on which Zymeworks provides Jazz with the first draft of the First BLA, Zymeworks shall have fulfilled or otherwise addressed as agreed in writing with Jazz, all manufacturing-related commitments set forth in the Commitments Log as well as any additional manufacturing-related commitments made by Zymeworks to the FDA after the Commitments Log was provided to Jazz in accordance with Section 4.1 (which commitments shall only be made with Jazz’s prior written consent and shall be included in all subsequent updates to the Commitment Log) and any commitments that should have been set forth in the Commitments Log (which commitments Zymeworks shall bring to Jazz’s attention by providing Jazz with an updated Commitments Log that includes them promptly after such oversight is identified), and shall provide Jazz with an updated Commitments Log identifying the date and method by which such manufacturing commitments were fulfilled. [***]
(c)Without limiting Section 14.1(b), Jazz shall keep Zymeworks informed of new Jazz Manufacturing IP through the Manufacturing Working Group. Upon written request by Zymeworks, Jazz will engage in good faith discussions for a period of [***] regarding the commercially reasonable terms and conditions for Jazz to grant a license to Zymeworks to use such Jazz Manufacturing IP for the sole purpose of making and having made Licensed Antibody, Licensed Product and ZW49 (or Zanidatamab Zovodotin). Upon reaching agreement regarding such terms, the Parties shall either enter into a separate license agreement or amend this Agreement to reflect such terms.
(d)Prior to the Manufacturing Transition Date, Zymeworks shall keep Jazz reasonably informed regarding its discussions to enter into or amend agreements with [***], and any other CMO relating to the manufacture and supply of Licensed Antibodies and Licensed Products to Jazz. Zymeworks shall promptly provide Jazz with copies of any such proposed agreements or amendments for Jazz’s review and comment. Zymeworks shall consider in good faith and adopt any reasonable comments provided by Jazz.

Article 8

COMMERCIALIZATION
8.1Commercialization Responsibility.
(a)As between the Parties, Jazz shall be solely responsible for Commercializing the Licensed Products in the Field in the Territory and shall book all sales of Licensed Products in the Territory. Jazz shall use Commercially Reasonable Efforts to Commercialize in each Major Market Country each Licensed Product that obtains Regulatory Approval in the Field in such Major Market Country. Jazz shall conduct all Commercialization of Licensed Products in the Field in the Territory in accordance with all Applicable Laws, at its sole cost and expense.
(b)As between the Parties, Zymeworks shall have the sole right to Commercialize each Licensed Product outside of the Territory and to book all such sales of Licensed Product.
8.2Annual Commercialization Plan. Jazz shall have the sole and final authority to determine the Annual Commercialization Plan. [***]
8.3Coordination of Commercialization Activities.
(a)The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of Licensed Products in and outside the Territory. As such, the Parties shall use reasonable efforts to coordinate, either directly between the Parties or through the JSC or a commercial or marketing Working Group established by the JSC, such activities where appropriate.
(b)Jazz shall keep Zymeworks timely informed on the status of any application for pricing or reimbursement approval for Licensed Products in the Field in the Territory, and Zymeworks shall keep Jazz timely informed on the status of any application for pricing or reimbursement approval for Licensed Products in the Field outside of the Territory, of which Zymeworks becomes aware using reasonable efforts. Zymeworks, its Affiliate or its Ex-Territory Partner, as applicable, shall have the right to determine the price of Licensed Products sold outside the Territory; and Jazz or its Affiliates or sublicensee shall have the right to determine the price of Licensed Products sold in the Territory. Neither Party shall have the right to direct, control or approve the pricing of Licensed Products sold by the other Party (or its designee) in such other Party’s territory.
(c)Jazz will use reasonable efforts to cooperate with Zymeworks and the Ex-Territory Partner to develop and adopt a global branding strategy for the Licensed Products, which may include certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of Licensed Products on a global basis (such branding elements, collectively, the “Global Brand Elements”), which, for clarity, shall exclude the name, logos, house marks and general corporate trademarks of Jazz. Jazz shall own all rights in such Global Brand Elements, and shall grant Zymeworks the exclusive right to use such Global Brand Elements in connection with the Commercialization of Licensed Products in the Field outside of the Territory. To the extent that Zymeworks, its Affiliates or the Ex-Territory Partner elect to Commercialize the Licensed Products outside of the Territory using the Global Brand Elements, they shall provide prompt notice of such election and coordinate with Jazz (and Zymeworks shall use reasonable efforts to facilitate such coordination between the Ex-Territory Partner and Jazz) to ensure that such use is done in a manner consistent with the following:

(i)such use shall materially comply with the directions provided to Zymeworks by Jazz in writing in advance, regarding the form and manner of the application of the Global Brand Elements;
(ii)all Licensed Products sold outside of the Territory by Zymeworks, its Affiliates or the Ex-Territory Partner carrying the Global Brand Elements and all related quotations, specifications, descriptive literature and other materials carrying the Global Brand Elements, will be marked with the appropriate trademark notices in accordance with Jazz’s reasonable instructions and Applicable Laws; and
(iii)Zymeworks agrees that it shall not, directly or indirectly: (A) take, omit to take, or permit any action which is intended to dilute the Global Brand Elements or tarnish or bring into disrepute the reputation of or goodwill associated with the Global Brand Elements or Jazz; or (B) apply for, or obtain, or directly assist any Person in applying for or obtaining any registration of the Global Brand Elements, or any trademark, service mark, trade name, or other indicia confusingly similar to the Global Brand Elements.
8.4Diversion. (a) Jazz covenants and agrees that it and its Affiliates shall not, and shall use reasonable efforts to ensure that its sublicensees do not, either directly or indirectly, promote, market, distribute, import, sell or have sold any Licensed Products, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like outside the Territory and (b) Zymeworks covenants and agrees that it and its Affiliates shall not, and shall use reasonable efforts to ensure that the Ex-Territory Partner does not, either directly or indirectly, promote, market, distribute, import, sell of have sold any Licensed Products including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the Territory; provided that Zymeworks and its Affiliates and the Ex-Territory Partner shall have the right (and, upon Jazz’s request, Zymeworks shall use reasonable efforts to obtain the right for Jazz, its Affiliates or sublicensees) to attend conferences and meetings of congresses in the other Party’s territory and to promote and market Licensed Products to Third Party attendees at such conferences and meetings, subject to this Section 8.4. Jazz shall not engage, nor permit its Affiliates or sublicensees to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of Licensed Products located in any country or jurisdiction outside the Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction outside the Territory. Zymeworks shall not engage, nor permit its Affiliates or Ex-Territory Partner to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of Licensed Products located in any country or jurisdiction in the Territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the Territory. If Jazz or its Affiliate or sublicensee receives any order for Licensed Products for use from a prospective purchaser located in a country or jurisdiction outside the Territory, Jazz shall promptly refer that order to Zymeworks (for further referral to the Ex-Territory Partner) and shall not accept any such orders. Zymeworks shall use reasonable efforts to ensure that the Ex-Territory Partner refers to Zymeworks any orders received for Licensed Products for use from a prospective purchaser located in a country or jurisdiction in the Territory and not accept any such order. In such case, Zymeworks will promptly refer such order to Jazz. Jazz shall not, nor permit its Affiliates or sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Products for use outside the Territory, and Zymeworks shall not, nor permit its Affiliates or Ex-Territory Partner to, deliver or tender (or cause to be delivered or tendered) any Licensed Product for use in the Territory.

Article 9

PAYMENTS
9.1Upfront Fee; Second Payment.
(a)In partial consideration of Zymeworks’ granting of the licenses and rights to Jazz hereunder, Jazz shall pay to Zymeworks a one-time, non-refundable non-creditable upfront payment of fifty million U.S. dollars (USD 50,000,000) (the “Upfront Payment”). Zymeworks will issue to Jazz a written invoice for the Upfront Payment promptly after the Closing Date, and Jazz will pay such invoice [***].
(b)Zymeworks will issue to Jazz a written invoice for three hundred twenty-five million U.S. dollars (USD 325,000,000) (the “Second Payment”) promptly after the Second Payment Trigger (but no sooner than [***] after the Second Payment Trigger date to provide Jazz the opportunity to verify completeness of the BTC Data Package [***]). If Jazz wishes to maintain the License, Jazz will in its sole discretion pay such invoice within [***] after receipt (such payment, the “Second Payment Due Date”). If the Second Payment is not received by Zymeworks on or before the Second Payment Due Date, this Agreement shall automatically and immediately terminate on the Second Payment Due Date.
9.2Development Cost Reimbursement. Jazz will reimburse Zymeworks for all FTE costs [***] and out-of-pocket costs [***] incurred by Zymeworks or its Affiliates in the conduct of the Zymeworks Ongoing Studies and Zymeworks Korean Studies on or after the Execution Date, and in the preparation of the First BLA, in accordance with, including the corresponding budgets set forth in, the Zymeworks Development Plan. Zymeworks will invoice Jazz for such amounts[***] on a [***] basis within [***] after the end of [***]; provided that Jazz shall not have any obligation to reimburse such amounts incurred by Zymeworks or its Affiliates [***]. [***] Jazz will promptly notify Zymeworks of any disputed portions of any such invoice and pay the undisputed portion of each such invoice within [***] after receipt. The Parties will work together in good faith to promptly resolve any disputes regarding such invoices.
9.3Regulatory Milestones. After the first achievement of each milestone event set forth in the table below for any Licensed Product (each, a “Regulatory Milestone Event”), Jazz shall make the corresponding milestone payment to Zymeworks (each, a “Regulatory Milestone Payment”) in accordance with Section 9.5(a). Each Regulatory Milestone Payment shall be fully-earned and payable once upon the first achievement of the corresponding Regulatory Milestone Event by or on behalf of Jazz, its Affiliates or sublicensees with respect to a Licensed Product in the Territory. The maximum aggregate amount payable pursuant to this Section 9.3 following achievement of all Regulatory Milestone Events is five hundred twenty-five million U.S. dollars (USD 525,000,000).

Milestone Event	Milestone Payment
Regulatory Milestones Events
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	USD 525.0 Million
[***]
9.4Commercialization Milestones. After the first achievement of each milestone event set forth in the table below (each, a “Commercialization Milestone Event”), Jazz shall make the corresponding milestone payment to Zymeworks (each, a “Commercialization Milestone Payment”) in accordance with Section 9.5(b):

Milestone Event	Milestone Payment
Commercial Milestones Events
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	USD 862.5 Million

For clarity, each of the foregoing Commercialization Milestone Payments will be payable only once. In the event that more than one Commercialization Milestone Event is first achieved in a given Calendar Year, Jazz shall pay Zymeworks the Commercialization Milestone Payment associated with each such Commercialization Milestone Event achieved during such Calendar Year. [***] The maximum aggregate amount payable pursuant to this Section 9.4 following achievement of all Commercialization Milestone Events is USD 862.5 million.
9.5Payment Terms.
(a)Regulatory Milestone Payments. Jazz shall provide Zymeworks with notice of the achievement of each Regulatory Milestone Event within [***] thereafter. Following receipt of each such notice, Zymeworks will issue to Jazz a written invoice for the applicable Regulatory Milestone Payment. Jazz will pay to Zymeworks the applicable Regulatory Milestone Payment within [***] after its receipt of such invoice.
(b)Commercialization Milestone Payments. Jazz will notify Zymeworks in writing within [***] of the first achievement of any Commercialization Milestone Event [***]. Following receipt of each such notice, Zymeworks will issue to Jazz a written invoice for the applicable Commercialization Milestone Payment. Jazz will pay to Zymeworks the applicable Commercialization Milestone Payment no later than [***] after its receipt of such invoice (but in any event no later than [***] following such first achievement of such Commercialization Milestone Event).
(c)Royalty Payments. [***] During the applicable Royalty Term, following the First Commercial Sale of a Licensed Product, Jazz shall furnish to Zymeworks a written report [***] showing the Net Sales of Licensed Product sold by Jazz and its Affiliates and sublicensees in the Territory during [***] and the Licensed Product royalties payable under this Agreement in sufficient detail to allow Zymeworks to verify the amount of Licensed Product royalties paid by Jazz with respect to such [***]. Each such report shall include[***] following the end of [***]. The corresponding Licensed Product royalties shown to have accrued by each report provided under this Section 9.5(c) shall be due and payable [***].
9.6Royalty Payments to Zymeworks.
(a)Royalty Rates. In further consideration of Zymeworks’ grant of the rights and licenses to Jazz hereunder, Jazz shall, during the applicable Royalty Term, pay to Zymeworks a tiered royalty on [***] Net Sales of Licensed Products in the Territory for each Calendar Year, at the percentage rates set forth below (subject to Section 9.6(c)):

Calendar Year, Net Sales of Licensed Products in the Territory	Royalty Rate
[***]	10%
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	20%

[***]
(b)Royalty Term. The royalty payments payable under this Section 9.6 shall be payable on a Licensed Product-by-Licensed Product and a country-by-country basis from the First Commercial Sale of such Licensed Product in such country in the Territory until the latest of: (i) the ten (10th) anniversary of the date of the First Commercial Sale of such Licensed Product in such country; (ii) the expiration of the last Valid Claim (including any patent term adjustments or extensions) within the Zymeworks Patent Rights that Covers such Licensed Product in such country; and (iii) the expiration of Regulatory Exclusivity for such Licensed Product in such country (the “Royalty Term”).
(c)Royalty Reductions.
(i)[***]

[***]	[***]
[***]	[***]
[***]	[***]

(ii)[***]
(iii)Royalty Floor. In no event will the aggregate amount of royalty payments due to Zymeworks for Licensed Product in a country in the Territory in any given [***] during the Royalty Term for Licensed Product in such country be reduced to less than [***] of the amount that otherwise would have been due and payable to Zymeworks pursuant to Section 9.6(a) [***] for Licensed Product in such country but for the cumulative reductions set forth in Sections 9.6(c)(i) and (ii) (the “Royalty Floor”).
(iv)Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Licensed Product in any country in the Territory with a royalty rate lower than the royalty rates provided by Section 9.6(a) (as adjusted per Sections 9.6(c)(i), (ii), and (iii)), then the royalty rate to be paid by Jazz on Net Sales made pursuant to such compulsory license in such country under Section 9.6(a) will be reduced to [***] of the rate payable by the compulsory licensee. For purposes of the foregoing, a “compulsory license” means, with respect to Licensed Product in a country or territory, a license, or rights granted to a Third Party by a governmental agency within such country or territory to sell or offer for sale Licensed Product in such country or territory under any Patent Rights or Know-How owned or controlled by either Party or its Affiliates, without direct or indirect authorization from such Party or its Affiliates.
9.7Payments to Third Parties. Except as expressly set forth herein, each Party shall be solely responsible for any payments due to Third Parties under any agreement entered into by such Party with respect to the Licensed Product, as a result of activities hereunder.
9.8Payment Currency; Exchange Rate. All payments to be made under this Agreement shall be made in USD. Payments to Zymeworks shall be made by electronic transfer of immediately available funds to the account of Zymeworks, as designated in writing to Jazz. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be made in a manner consistent with Jazz’s normal practices used to prepare its audited financial statements for external reporting purposes; provided that such practices use a widely accepted source of published exchange rates.
9.9Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate equal to the lesser of: (a) [***] above the prime rate as published by The Wall Street Journal or any successor thereto on the first day of each Calendar Quarter in which such payments are overdue or (b) the maximum rate permitted by Applicable Laws; in each case calculated on the number of days such payment is delinquent[***].
9.10Records and Audit Rights.
(a)Records. Each Party will keep (and will cause its Affiliates and (with respect to Jazz) sublicensees to keep) complete, true and accurate books and records in sufficient detail for the other Party to determine payments due to such other Party under this Agreement. Each Party will keep such books and records for at least [***] following the end of the Calendar Year to which they pertain.
(b)Audit Rights.
(i)Each Party (the “Auditing Party”) shall have the right during the [***] period described in Section 9.10(a) to (a) appoint at its expense an independent certified public accountant of nationally recognized standing (the “Accounting Firm”) reasonably acceptable to the other Party (the “Audited Party”) to audit the relevant financial records of the Audited Party and its Affiliates to verify that the amount of such payments were correctly determined or (b) require the Audited Party to (i) appoint such an Accounting Firm to conduct such an audit of the applicable sublicensee and (ii) provide the results of such audit to the Auditing Party. The Audited Party and its Affiliates shall each make its financial records available for audit by the Accounting Firm during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from the Auditing Party, solely to verify the payments hereunder were correctly determined. Such audit right shall not be exercised by the Auditing Party more than [***] nor (with respect to Zymeworks as the Auditing Party) more than [***] with respect to sales of Licensed Product in a particular period and may cover a period ending not more than [***] prior to the date of such request. All records made available for audit pursuant to this Section 9.10(b) shall be deemed to be Confidential Information of the Audited Party. The results of each audit, if any, shall be binding on both Parties.
(ii)If the amount of any payment hereunder was underreported by Jazz, Jazz shall promptly (but in any event no later than [***] after its receipt of the Accounting

Firm’s report so concluding) make payment to Zymeworks of the underreported amount. Zymeworks shall bear the full cost of an audit that it conducts (or requires to be conducted) pursuant to this Section 9.10(b) unless such audit discloses an under reporting by Jazz of more than [***] of the aggregate amount of the payments hereunder reportable in any Calendar Year, in which case Jazz shall reimburse Zymeworks for the reasonable audit fees for such audit, in addition to paying the underreported amount.
(iii)If the amount of any reimbursable costs or expenses reimbursed hereunder by Jazz was overreported by Zymeworks, Zymeworks shall promptly (but in any event no later than [***] after its receipt of the Accounting Firm’s report so concluding) make payment to Jazz of the overpaid amount. Jazz shall bear the full cost of an audit that it conducts (or requires to be conducted) pursuant to this Section 9.10(b) unless such audit discloses an over-charging by Zymeworks of more than [***] of the aggregate amount of the payments hereunder reportable in any Calendar Year, in which case Zymeworks shall reimburse Jazz for the reasonable audit fees for such audit, in addition to reimbursing the over-paid amount.
(iv)The Accounting Firm will disclose to the Auditing Party only whether the payments subject to such audit are correct or incorrect and the specific details concerning any discrepancies. No other information regarding the results of such audit will be provided to the Auditing Party without the prior consent of the Audited Party. The Audited Party is entitled to require the Accounting Firm to execute a reasonable confidentiality agreement prior to commencing any such audit. The Accounting Firm shall provide a copy of its report and findings to the Audited Party.
9.11Taxes and Blocked Currency.
(a)Taxes. Each Party shall be responsible for its own tax liabilities arising under this Agreement. If Applicable Laws require the withholding of taxes on any payment made pursuant to this Agreement, Jazz shall make such withholding payments in a timely manner and shall pay such amounts to the appropriate Governmental Authority. Jazz shall notify Zymeworks prior to making any such withholding and promptly (as available) submit to Zymeworks appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. Jazz shall notify Zymeworks prior to making any such withholding of taxes and shall reasonably cooperate to minimize any such withholding, including by providing Zymeworks reasonable assistance in order to allow Zymeworks to obtain the benefit of any present or future treaty against double taxation or refund or reduction in taxes which may apply to the payments under this Agreement. [***] For clarity, if Applicable Laws require payment of any sales, use, value added, goods and services or similar taxes on any payment contemplated by this Agreement, then such taxes shall be Jazz’s responsibility.
(b)Blocked Currency. If by Applicable Law in a country or region in the Territory, conversion into USD or transfer of funds of a convertible currency to Canada or the United States becomes materially restricted, forbidden or substantially delayed, then Jazz shall promptly notify Zymeworks and, thereafter, amounts accrued in such country or region under this Article 9 shall be paid to Zymeworks (or its designee) in such country or region in local currency by deposit in a local bank designated by Zymeworks and to the credit of Zymeworks, unless the Parties otherwise agree.
Article 10

CONFIDENTIALITY
10.1Duty of Confidence. During the Term and for [***] thereafter, all Confidential Information disclosed by a Disclosing Party to a Receiving Party hereunder shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the Disclosing Party; provided, however, that with respect to any Confidential Information that is specifically identified at the time of disclosure to be a trade secret under Applicable Laws, such obligations shall survive the expiration of such [***] period for so long as such Confidential Information remains a trade secret. The Receiving Party may only use Confidential Information of the Disclosing Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the Disclosing Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party.
10.2Exceptions. The obligations under this Article 10 shall not apply to any information to the extent the Receiving Party can demonstrate by competent written evidence that such information:
(a)is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Receiving Party or its Affiliates;
(b)was known to, or was otherwise in the possession of, the Receiving Party or its Affiliates prior to the time of disclosure by the Disclosing Party;
(c)is disclosed to the Receiving Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the Disclosing Party or any of its Affiliates; or
(d)is independently developed by or on behalf of the Receiving Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the Disclosing Party or its Affiliates under this Agreement.
10.3Authorized Disclosures. Subject to this Section 10.3, the Receiving Party may disclose Confidential Information belonging to the other Party to the extent permitted as follows:
(a)such disclosure is deemed necessary by counsel to the Receiving Party to be disclosed to such Receiving Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, on the condition that such attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the Receiving Party;
(b)disclosure by a Receiving Party or its Affiliates to governmental or other regulatory agencies in order to obtain and maintain Patent Rights consistent with Article 14;
(c)disclosure by a Receiving Party to any Affiliate, or to its or its Affiliates’ employees, consultants, contractors, subcontractors, agents or (sub)licensees on a need-to-know basis in order to enable such Receiving Party to exercise its rights, or to carry out its responsibilities, under this Agreement[***];
(d)disclosure by Jazz or a Jazz Affiliate or sublicensee as reasonably necessary or useful to gain or maintain approval to conduct Clinical Trials for a Licensed

Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Licensed Products in the Territory, in accordance with this Agreement;
(e)disclosure by Zymeworks, a Zymeworks Affiliate or the Ex-Territory Partner as reasonably necessary to gain or maintain approval to conduct Clinical Trials for a Licensed Product, to obtain and maintain Regulatory Approval or to otherwise Develop, manufacture and Commercialize Licensed Products outside the Territory;
(f)disclosure by a Party required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations (or the rules of any recognized stock exchange or quotation system); or
(g)disclosure by a Party to bona fide potential or actual investors or bona fide potential or actual acquirers or assignees or actual or potential licensees or sublicensees in connection with due diligence or similar investigations by such Third Parties; provided, in each case, that any such potential or actual investor, acquirer, assignees, licensee or sublicensee agrees to be bound by confidentiality and non-use obligations consistent with those contained in this Agreement as they apply to the Receiving Party.
If the Receiving Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 10, such Receiving Party shall promptly inform (in any event, prior to making any required disclosure) the Disclosing Party of the disclosure that is being sought in order to provide the Disclosing Party an opportunity to challenge or limit the disclosure obligations, and, if requested by the Disclosing Party, cooperate in all reasonable respects with the Disclosing Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the Disclosing Party’s expense. Confidential Information that is disclosed as permitted by this Section 10.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 10, and the Party disclosing Confidential Information as permitted by this Section 10.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information.
Article 11

PUBLICATIONS & PUBLICITY
11.1Publications.
(a)Jazz shall not publish or present the Clinical Data, non-clinical data or any associated results or conclusions of any of the Zymeworks Ongoing Studies or Zymeworks Korean Studies until [***]. Thereafter, Jazz may publish or disclose Clinical Data, non-clinical data or any associated results or conclusions of any Zymeworks Ongoing Study or Zymeworks Korean Study in accordance with Section 11.1(b).
(b)Jazz may publicly present or publish any Clinical Data, non-clinical data or any associated results or conclusions generated by or on behalf of Jazz pursuant to this Agreement or, subject to Section 11.1(a), by Zymeworks pursuant to the Zymeworks Ongoing Studies or Zymeworks Korean Studies (each such proposed presentation or publication, a “Jazz Publication”), and subject to the additional limitations set forth in this Article 11. In the event Jazz desires to publicly present or publish a Jazz Publication in accordance with the foregoing sentence, Jazz shall provide Zymeworks with a copy of such proposed Jazz Publication at least [***] prior to the earlier of its presentation or intended submission for publication; provided that in the case of abstracts, this period shall be at least [***] (such applicable period, the “Review Period”). Jazz agrees that it will not submit or present any Jazz Publication (i) until Zymeworks has provided written comments during such Review Period on the material in such Jazz Publication or (ii) until the applicable Review Period has elapsed without written comments from Zymeworks, in which case Jazz may proceed and the Jazz Publication will be considered approved in its entirety. If Jazz receives written comments from Zymeworks during the applicable Review Period, it shall consider the comments of Zymeworks in good faith, but will retain the sole authority to submit the manuscript for Jazz Publication; provided that Jazz agrees (A) to delete any Confidential Information of Zymeworks that Zymeworks identifies for deletion in Zymeworks’ written comments and (B) to delay such Jazz Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Zymeworks to draft and file Patent Rights with respect to any subject matter to be made public in such Jazz Publication and to which Zymeworks has the applicable intellectual property rights to file such Patent Rights. Jazz agrees to acknowledge the contributions of Zymeworks, and the employees of Zymeworks, in all Jazz Publications as scientifically appropriate. Jazz shall require its Affiliates, sublicensees, contractors and investigators or academic or non-profit collaborators to comply with the obligations of Section 11.1.
(c)Without limiting Section 11.1(a), Zymeworks shall have the right to publicly present or publish any Clinical Data, non-clinical data or any associated results or conclusions related to the Licensed Product associated with such Clinical Data generated by or on behalf of Zymeworks pursuant to the Zymeworks Ongoing Studies, including the first publication or presentation regarding the Zymeworks Ongoing Studies after such studies are completed by Zymeworks (each such proposed presentation or publication, a “Zymeworks Publication” and, collectively with any Jazz Publication, a “Publication”), subject to the limitations set forth in this Section 11.1(c). In the event Zymeworks desires to publicly present or publish a Zymeworks Publication in accordance with the foregoing sentence, Zymeworks shall provide Jazz with a copy of such proposed Zymeworks Publication consistent with the applicable Review Period set forth in Section 11.1(b). Zymeworks agrees that it will not submit or present any such Zymeworks Publication (i) until Jazz has provided written comments during such Review Period on the material in such Zymeworks Publication or (ii) until the applicable Review Period has elapsed without written comments from Jazz, in which case Zymeworks may proceed and the Zymeworks Publication will be considered approved in its entirety. If Zymeworks receives written comments from Jazz during the applicable Review Period, it shall consider the comments of Jazz in good faith, but will retain the sole authority to submit the manuscript for such Zymeworks Publication; provided that Zymeworks agrees to (A) delete any Confidential Information of Jazz that Jazz identifies for deletion in Jazz’s written comments and (B) delay such Zymeworks Publication for a period of up to an additional [***] after the end of the applicable Review Period to enable Jazz to draft and file Patent Rights with respect to any subject matter to be made public in such Zymeworks Publication and to which Jazz has the applicable intellectual property rights to file such Patent Rights. Zymeworks agrees to acknowledge the contributions of Jazz, and the employees of Jazz, in all Zymeworks Publications as scientifically appropriate. Zymeworks shall require its Affiliates, sublicensees, contractors and investigators or academic or non-profit collaborators to comply with the obligations of this Section 11.1(c).
(d)To the extent Zymeworks proposes a Publication containing any Clinical Data, non-clinical data or any associated results or conclusions that Jazz has told Zymeworks that it intends to include in a Publication, the Parties shall use reasonable efforts to coordinate the submission and timing of such Publications.
(e)Zymeworks shall provide Jazz with a copy of any proposed presentation or publication (and an English translation thereof) that Zymeworks receives from the Ex-

Territory Partner within [***] after receipt by Zymeworks; provided that in the case of abstracts, this period shall be [***] after receipt by Zymeworks. [***].
(f)Notwithstanding anything to the contrary in this Section 11.1, the contents of any press release or other publication that has been reviewed and approved by a reviewing Party in accordance with this Article 11 may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.
11.2Publication and Listing of Clinical Trials. Each Party agrees to comply, with respect to the listing of Clinical Trials or the publication of Clinical Trial results with respect to Licensed Products and to the extent applicable to its activities conducted under this Agreement, with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results or equivalent foreign publication, and (b) any Applicable Law or applicable court order, stipulations, consent agreements and settlements entered into by such Party; provided that any listings or publications made pursuant to this Section 11.2 shall be considered a Publication hereunder and shall be subject to Section 11.1.
11.3Publicity.
(a)The Parties have mutually approved a joint press release attached hereto as Exhibit B with respect to this Agreement, and either Party may make subsequent public disclosure of the contents of such press release. Subject to the foregoing, each Party agrees not to issue any press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system, subject to that Party notifying the other Party of such duty and limiting such disclosure as reasonably requested by the other Party (and giving the other Party at least [***] to review and comment on any proposed disclosure).
(b)Notwithstanding Section 11.3(a), to the extent required by Applicable Laws or by any Securities Regulator (as defined below), Zymeworks has the right to publicly disclose [***]. Prior to making any required disclosure under this Section 11.3(b), Zymeworks shall (x) promptly notify Jazz in writing of such requirement and any respective timing constraints, (y) provide copies of the proposed disclosure to Jazz reasonably in advance of such public disclosure and (z) give Jazz at least [***] to comment upon and request removal of any Confidential Information of Jazz that is not required for such disclosure. Zymeworks shall incorporate such comments received from Jazz within the respective time periods or constraints specified herein. After a Publication has been made available to the public, each Party may post such Publication or a link to it on its corporate web site without the prior written consent of the other Party.
(c)The Parties hereby acknowledge and agree that either Party may be required by Applicable Laws to submit a copy of this Agreement to the U.S. Securities and Exchange Commission (the “SEC”) or any national or sub-national securities regulatory body in any jurisdiction (collectively, the “Securities Regulators”). If a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator, such Party agrees to consult and coordinate with the other Party with respect to such disclosure or the preparation and submission of a confidential treatment request for this Agreement. Notwithstanding the foregoing, if a Party is required by Applicable Laws to submit a description of the terms of this Agreement to or file a copy of this Agreement with any Securities Regulator and such Party has [***], then such Party will have the right to make such disclosure or filing at the time and in the manner reasonably determined by its counsel to be required by Applicable Laws or the applicable Securities Regulator. If a Party seeks to make a disclosure or filing as set forth in this Section 11.3(c) and the other Party provides comments within the respective time periods or constraints specified herein, the Party seeking to make such disclosure or filing will in good faith consider incorporating such comments.
11.4Use of Names. Except as set forth in this Article 11, Section 8.3(c) and Section 14.9, neither Party will use the name, logo or trademark of the other Party or its employees in any publicity, news release, presentation or other disclosure relating to this Agreement, its subject matter, or the activities of the Parties under this Agreement without the prior express written permission of the other Party, except (a) as may be required by Applicable Laws, including by any Securities Regulator, or pursuant to the rules of any recognized stock exchange or quotation system; provided that the Party making such disclosure or use of the name, logo or trademark of the other Party or its employees, gives the other Parties reasonable prior notice (at least [***]) and otherwise complies with Section 11.3(c), (b) disclosing the existence of this Agreement on its website and to actual or potential investors or acquirers, or (c) as expressly permitted by the terms and conditions hereof, including in connection with permitted disclosures of this Agreement.
Article 12

REPRESENTATIONS, WARRANTIES, AND COVENANTS
12.1Representations, Warranties of Each Party. Each Party represents and warrants to the other Party that:
(a)it is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of formation;
(b)it has full corporate or organizational power and authority to execute, deliver, and perform its obligations under this Agreement, and has taken all corporate or other organizational action required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement;
(c)this Agreement constitutes a valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity); and
(d)the execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not (i) conflict with or result in a breach of any provision of its organizational documents, (ii) result in a breach of any agreement to which it is a party; or (iii) violate any Applicable Laws.
12.2Representations and Warranties of Zymeworks. Zymeworks represents and warrants to Jazz as of the Execution Date that:
(a)Schedule 12.2(a) sets forth a complete and accurate list of all Zymeworks Patent Rights owned by Zymeworks as of the Execution Date;

(b)Zymeworks solely owns all right, title, and interest in and to the Zymeworks Patent Rights set forth on Schedule 12.2(a);
(c)Zymeworks has the right under the Zymeworks IP to grant the License to Jazz, and it has not granted any license or other right under the Zymeworks IP that conflicts with the License;
(d)Neither Zymeworks nor any of its Affiliates has granted any mortgage, pledge, claim, security interest, encumbrance, lien or other charge of any kind on the Zymeworks Patent Rights or Zymeworks Know-How, and the Zymeworks Patent Rights and Zymeworks Know-How are free and clear of any mortgage, pledge, claim, security interest, encumbrance, lien or other charge, in each case, that would adversely affect the rights granted to Jazz hereunder;
(e)there are no claims, judgments or settlements against Zymeworks pending, or to Zymeworks’ Knowledge, threatened that invalidate or seek to invalidate any Zymeworks Patent Rights;
(f)Zymeworks is not and has not been a party to any agreement with any governmental entity or agency thereof pursuant to which such governmental entity or such agency provided funding for the development of any of the Zymeworks Patent Rights or Zymeworks Know-How or conduct of any Clinical Trial and which gives such governmental entity or such agency (i) any ownership interest in or right to prosecute or enforce any Zymeworks Patent Rights or Zymeworks Know-How or (ii) any rights to exercise any Zymeworks Patent Rights or Zymeworks Know-How to research, Develop or Commercialize the Licensed Products in a manner that conflicts with, or limits the scope of, the License granted to Jazz herein;
(g)there is no pending litigation, nor has Zymeworks received any written notice from any Third Party, asserting or alleging that the Development, manufacture or Commercialization of the Licensed Product prior to the Execution Date infringed or misappropriated the intellectual property rights of any Third Party;
(h)to Zymeworks’ Knowledge, the Zymeworks IP is not the subject of any interference proceeding, inter partes review or post-grant review and there is no pending or threatened action, suit, proceeding or claim by a Third Party challenging Zymeworks’ ownership rights in, license to, or the validity or scope of, any Zymeworks IP;
(i)there are no pending or, to Zymeworks’ Knowledge, no threatened (in writing), adverse actions, suits or proceedings against Zymeworks involving the Zymeworks IP or Licensed Product;
(j)to its Knowledge, the Zymeworks IP includes all Know-How owned by or licensed to Zymeworks or its Affiliates that is necessary or useful to Develop, manufacture and Commercialize Zanidatamab or Licensed Products incorporating Zanidatamab in the Field in the Territory as such Development, manufacture and Commercialization is currently being conducted by Zymeworks or contemplated to be conducted by either Party for the treatment of BTC, GEA, breast cancer, colorectal cancer and endometrial cancer;
(k)to Zymeworks’ Knowledge, the Development, manufacture and Commercialization of Licensed Product in the Territory [***];
(l)To Zymeworks’ Knowledge, no Third Party has infringed, misappropriated or otherwise violated any Zymeworks Patent Rights in the Field in the Territory;

(m)Zymeworks and its Affiliates and, to Zymeworks’ Knowledge, (sub)licensees have complied, in all material respects, with all Applicable Laws applicable to (i) the prosecution and maintenance of the Zymeworks Patent Rights and (ii) its Development and manufacture of Licensed Products in the Field, including in the conduct of the Zymeworks Ongoing Studies;
(n)to its Knowledge, there have been no acts or omissions of Zymeworks that would constitute inequitable conduct, fraud, or misrepresentation to the applicable patent office with respect to any Zymeworks Patent Rights;
(o)(i) Zymeworks and its Affiliates have obtained, or caused its Affiliates to obtain, assignments, from its employees and individual consultants who are inventors of the Zymeworks IP, of all rights and embodiments in and to the Zymeworks IP, (ii) to its Knowledge, all such assignments are valid and enforceable, and (iii) the inventorship of the Zymeworks Patent Rights is properly identified on each patent or patent application in such Zymeworks Patent Rights;
(p)Zymeworks and its Affiliates have used reasonable efforts consistent with industry practices to protect the secrecy of all Zymeworks Know-How that constitutes trade secrets under Applicable Laws;
(q)Schedule 12.2(q) sets forth a complete and accurate list of all Zymeworks Korean Studies as of the Execution Date;
(r)Schedule 12.2(r) sets forth a complete and accurate list of all Zymeworks Ongoing Studies as of the Execution Date;
(s)Zymeworks has provided to Jazz all material documentation, data, and information under its Control relating to Zanidatamab or any Licensed Product incorporating Zanidatamab and the use thereof in the Field. Without limiting the foregoing, Zymeworks has provided to Jazz complete and accurate copies of (a) all existing material Regulatory Submissions made by Zymeworks or its Affiliate (the “Existing Regulatory Materials”), and (b) all other material correspondence to/from any Regulatory Authority controlled by Zymeworks, in each case related to Zanidatamab or any Licensed Product incorporating Zanidatamab. Other than the Existing Regulatory Materials, neither Zymeworks nor any of its Affiliates has, as of the Execution Date, obtained, or filed, any INDs, CTAs or any other form of regulatory application with Regulatory Authorities for approval of Clinical Trials, marketing or other purpose, for the Licensed Antibody or any Licensed Product. The Existing Regulatory Materials are, to the Knowledge of Zymeworks, in good standing, and neither Zymeworks nor any of its Affiliates or, to Zymeworks’ Knowledge, (sub)licensees has received any notice in writing from any Regulatory Authority or other Governmental Authority that the Existing Regulatory Materials are not currently in, or may not remain in, good standing with the applicable Regulatory Authority;
(t)All Regulatory Submissions by Zymeworks with respect to any Licensed Product were, at the time of filing, true, complete, and accurate in all material respects, and Zymeworks has disclosed all material facts required to be disclosed with respect to any Licensed Product to each applicable Regulatory Authority;
(u)Zymeworks has provided to Jazz all material adverse event information with respect to the Licensed Antibody or any Licensed Product known to Zymeworks or its Affiliates;

(v)Zymeworks has not received any written communications from any Regulatory Authority describing any matters specific to a Licensed Product that are necessary to be overcome in order to obtain Regulatory Approval of any Licensed Product in the Territory; Zymeworks and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority and none of Zymeworks’ or its Affiliates’ employees or contractors who have been or will be involved in the Development, manufacture or Commercialization of the Licensed Product are, or have been, debarred or disqualified by any Regulatory Authority; and, to Zymeworks’ Knowledge, Zymeworks and its Affiliates and (sub)licensees have not engaged in any conduct or activity that would be likely to lead to any debarment action by the FDA or other Regulatory Authority;
(w)All information and data provided by or on behalf of Zymeworks to Jazz regarding the Licensed Antibody or Licensed Product on or before the Execution Date in contemplation of this Agreement or the transactions contemplated hereby was and is as of the Execution Date, to the Knowledge of Zymeworks, accurate in all material respects, and, to the Knowledge of Zymeworks, Zymeworks has not failed to disclose, or cause to be disclosed, any material information or data known to Zymeworks that could reasonably be expected to cause the information and data that has been disclosed by or on behalf of Zymeworks to Jazz to be misleading in any material respect; and
(x)The ELA and Third Party In-License Agreements are the only agreements by and between Zymeworks and any Third Party that provides for the license to Zymeworks of any Know-How or Patent Rights that are included as part of the Zymeworks IP. Without limiting the generality of the foregoing, the ELA and Third Party In-License Agreements are in full force and effect and are the valid and binding obligation of Zymeworks, enforceable in accordance with their terms and, to Zymeworks’ Knowledge, are binding on the parties thereto. Zymeworks has provided Jazz with complete and accurate copies of the ELA and all Third Party In-License Agreements, including any amendments thereto. Zymeworks has not materially breached and is not currently in material breach of its obligations under the ELA or any Third Party In-License Agreement, and, to Zymeworks’ Knowledge, each of the other parties to the ELA and each Third Party In-License Agreement has not materially breached, and is not currently in material breach of, its obligations under such Third Party In-License Agreement.
12.3Representations and Warranties of Jazz. Jazz represents and warrants to Zymeworks as of the Execution Date that:
(a)there are no legal claims, judgments or settlements against or owed by Jazz or any of its Affiliates, or pending or, to Jazz’s actual knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations;
(b)Jazz and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority; and none of Jazz or its Affiliates’ employees or contractors who will be involved in the Development, manufacture or Commercialization of the Licensed Product are, or have been, debarred or disqualified by any Regulatory Authority;
(c)[***]; and
(d)Jazz has[***] Development, manufacturing, Commercialization, and obtaining Regulatory Approval.

12.4Covenants of Jazz. Jazz covenants to Zymeworks that:
(a)in the course of performing its obligations or exercising its rights under this Agreement, Jazz shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards, and shall not employ or engage any Person who has been debarred by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority; and
(b)Jazz and its Affiliates’ will not use any employees or contractors in the Development, manufacture or Commercialization of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority.
12.5Covenants of Zymeworks. Zymeworks covenants to Jazz that:
(a)in the course of performing its obligations or exercising its rights under this Agreement, Zymeworks shall comply with all Applicable Laws, including, as applicable, cGMP, GCP, and GLP standards;
(b)Zymeworks will conduct its obligations with respect to the Zymeworks Ongoing Studies and the Zymeworks Korean Studies in adherence with the study design set forth in the protocol for such Zymeworks Ongoing Studies and Zymeworks Korean Studies, as applicable, and as set forth in the Zymeworks Development Plan, each as may be amended from time to time;
(c)Zymeworks and its Affiliates’ will not use any employees or contractors in the Development or manufacture of the Licensed Product who are, or have been, debarred or disqualified by any Regulatory Authority or is the subject of debarment proceedings by a Regulatory Authority;
(d)With respect to the Third Party In-License Agreements, (i) Zymeworks (and its Affiliates, as applicable) shall not breach, or commit any acts or permit the occurrence of any omissions that would cause the termination, of any Third Party In-License Agreement, (ii) Zymeworks shall, and shall cause its Affiliates to, as applicable, maintain each Third Party In-License Agreement in full force and effect and (iii) Zymeworks shall not, and shall cause its Affiliates not to, amend, modify, terminate, assign or transfer any Third Party In-License Agreement unless Zymeworks obtains Jazz’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if doing so could prohibit or limit Jazz’s rights under this Agreement; and
(e)Zymeworks and its Affiliates will not (i) assign or otherwise transfer to a Third Party ownership of any Zymeworks Patent Rights or Zymeworks Know-How in a manner that would conflict with or adversely affect the License or other rights granted to Jazz hereunder, or (ii) grant to any Third Party any license rights to any Zymeworks Patent Rights or Zymeworks Know-How with respect to the Territory if such license grant conflicts with the License granted to Jazz hereunder.
12.6NO OTHER WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 12, (A) NO REPRESENTATION, CONDITION OR WARRANTY WHATSOEVER IS MADE OR GIVEN BY OR ON BEHALF OF ZYMEWORKS OR JAZZ; AND (B) ALL OTHER CONDITIONS AND WARRANTIES WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE ARE EXPRESSLY EXCLUDED, INCLUDING ANY CONDITIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

12.7Compliance with Anti-Corruption Laws.
(a)Notwithstanding anything to the contrary in this Agreement, each Party agrees that:
(i)it shall not, in the performance of this Agreement, perform any actions that are prohibited by applicable anti-corruption laws (including the provisions of the United States Foreign Corrupt Practices Act and the Canada Corruption of Foreign Public Officials Act, collectively “Anti-Corruption Laws”);
(ii)it shall adhere to its own internal anti-corruption policies and shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws;
(iii)it will promptly provide written notice to the other Party of any violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement of which it becomes aware;
(iv)it will, upon the other Party’s written request, verify in writing that to the best of its knowledge, there have been no violations of Anti-Corruption Laws by such Party, its Affiliates or sublicensees, or persons employed by or subcontractors used by such Party or its Affiliates or sublicensees in the performance of this Agreement, or shall provide details of any exception to the foregoing; and
(v)it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section 12.7, and upon request of the other Party, up to [***] and upon reasonable advance notice, shall provide the other Party or its representative with access to such records for purposes of verifying compliance with the provisions of this Section 12.7.
(b)Each Party represents and warrants that, to the best of its knowledge, neither such Party nor any of its Affiliates, or its or their directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of such Party or any of its Affiliates:
(i)has taken any action in violation of any applicable Anti-Corruption Laws; or
(ii)has corruptly offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official, for the purposes of:
(1)influencing any act or decision of any Public Official in his or her official capacity;
(2)inducing such Public Official to do or omit to do any act in violation of his or her lawful duty;

(3)securing any improper advantage; or
(4)inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary, laboratory or medical facilities) in obtaining or retaining any business whatsoever.
(c)Each Party further represents and warrants that, as of the Execution Date, none of the officers, directors or employees of such Party or of any of its Affiliates or agents acting on behalf of such Party or any of its Affiliates, is a Public Official.
(d)For purposes of this Section 12.7, “Public Official” means (i) any officer, employee or representative of any supranational, regional, federal, state, provincial, county or municipal government or government department, agency or other division; (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary, laboratory or medical facility; (iii) any officer, employee or representative of any public international organization; and (iv) any person acting in an official capacity for or on behalf of any government or government entity, government owned or controlled enterprise or public international organization.
Article 13

INDEMNIFICATION
13.1Indemnification by Jazz. Jazz shall indemnify and hold harmless Zymeworks, its Affiliates, and their respective directors, officers, employees, contractors, agents and assigns (individually and collectively, the “Zymeworks Indemnitee(s)”) from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) (individually and collectively, “Losses”) incurred in connection with any claims, demands, actions or other proceedings by any Third Party (individually and collectively, “Claims”) to the extent arising from (a) the Development, manufacture or Commercialization of the Licensed Products by or on behalf of Jazz or any of its Affiliates or sublicensees, including product liability Claims, in the Territory, (b) the Development or manufacture of the Licensed Products outside of the Territory by or on behalf of Jazz or any of its Affiliates or sublicensees, including product liability Claims, (c) Jazz’s actions (or omissions) in the performance of its obligations with respect to Regulatory Submissions and interactions with Regulatory Authorities, in each case, with respect to the Licensed Products in the Territory, (d) the negligence or willful misconduct of Jazz or its Affiliates or sublicensees in connection with this Agreement, (e) Jazz’s breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (f) the failure of Jazz or its Affiliates or sublicensees to abide by any Applicable Laws, in each case of clauses (a) through (f) above, except to the extent such Losses or Claims arise out of an Zymeworks Indemnitee’s negligence or willful misconduct, breach of this Agreement, or failure to abide by any Applicable Laws.
13.2Indemnification by Zymeworks. Zymeworks shall indemnify and hold harmless Jazz, its Affiliates, and their directors, officers, employees, contractors, agents and assigns (individually and collectively, the “Jazz Indemnitee(s)”) from and against all Losses incurred in connection with Claims against such Jazz Indemnitee to the extent arising from (a) the Development, manufacture or Commercialization activities conducted by or on behalf of Zymeworks or any of its Affiliates or (sub)licensees with respect to Licensed Products prior to the Closing Date, including product liability Claims, (b) the Development, manufacture or Commercialization of Licensed Products by or on behalf of Zymeworks or any of its Affiliates or (sub)licensees outside of the Territory, including product liability Claims, (c) manufacture of Licensed Antibodies or Licensed Products by or on behalf of Zymeworks or any of its Affiliates other than for, or for use by or on behalf of (including pursuant to the Zymeworks Ongoing Studies and Zymeworks Korean Studies after the Closing Date), Jazz, its Affiliates or sublicensees, (d) the negligence or willful misconduct of Zymeworks or its Affiliates in connection with this Agreement, (e) Zymeworks’ breach of any of its representations or warranties made in or pursuant to this Agreement or any covenants or obligations set forth in this Agreement, or (f) failure of Zymeworks or its Affiliates to abide by any Applicable Laws in its performance hereunder, in each case of clauses (a) through (f) above, except to the extent such Losses or Claims arise out of any of a Jazz Indemnitee’s negligence or willful misconduct, breach of this Agreement, or failure to abide by any Applicable Laws.
13.3Indemnification Procedure. If either Party is seeking indemnification under Sections 13.1 or 13.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section within [***] after receiving written notice of the Claim (it being understood and agreed, however, that the failure or delay by an Indemnified Party to give such notice of a Claim shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay to give notice). The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party may not enter into any compromise or settlement unless (a) such compromise or settlement imposes only a monetary obligation on the Indemnifying Party and includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; or (b) the Indemnified Party consents to such compromise or settlement, which consent will not be unreasonably withheld, conditioned or delayed unless such compromise or settlement involves (i) any admission of legal wrongdoing by the Indemnified Party, (ii) any payment by the Indemnified Party that is not indemnified under this Agreement, or (iii) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense, in the Indemnified Party’s reasonable opinion, is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party will have the right, at the expense of the Indemnifying Party to the extent reasonable and documented, upon at least [***] prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided that the Indemnified Party will keep the Indemnifying Party apprised of all material developments with respect to such claim. If the Parties cannot agree as to the application of Section 13.1 or 13.2 as to any Claim, pending resolution of the dispute pursuant to Section 17.5, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to Claim indemnification from the other Party in accordance with Section 13.1 or 13.2 upon resolution of the underlying Claim.
13.4Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary in order to mitigate any Losses (or potential losses or damages) under this Article 13. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

13.5Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 13.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTIONS 13.1 OR 13.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF ITS OBLIGATIONS HEREUNDER RELATING TO CONFIDENTIALITY OR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 2.5 AND 2.6.
13.6Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times or as imposed by Applicable Laws during which Licensed Product is being clinically tested in human subjects or commercially distributed or sold in the Territory or outside of the Territory. All such insurance coverage may, unless otherwise provided by Applicable Laws, be maintained through a self-insurance plan that substantially complies with the foregoing limits and requirements and may be satisfied through one or more policies, including an umbrella policy; provided, however, that the other Party will provide to the requesting Party a letter(s) affirming appropriate self-insurance or a certificate of insurance evidencing such coverage in accordance with this Agreement. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [***] thereafter or for any longer period required by Applicable Laws, and, if applicable, will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.
Article 14

INTELLECTUAL PROPERTY
14.1Inventions.
(a)Ownership. As between the Parties, (i) Zymeworks shall solely own all Zanidatamab Collaboration IP and (ii) the ownership of any other Invention shall be determined by inventorship. Accordingly, except as otherwise provided in Section 14.1(a)(i), Inventions that are made solely by or on behalf of Zymeworks and its Affiliates (and all intellectual property rights therein, including the Patent Rights claiming them) (“Zymeworks Collaboration IP”) shall be owned solely by Zymeworks; Inventions that are made solely by Jazz (and all intellectual property rights therein, including the Patent Rights claiming them) (“Jazz Collaboration IP”) shall be owned solely by Jazz; and Inventions that are made jointly by the Parties (and all intellectual property rights therein, including the Patent Rights claiming them) (“Joint Collaboration IP”) shall be owned jointly by the Parties. Zanidatamab Collaboration IP, Zymeworks Collaboration IP and Zymeworks’ interest in the Joint Collaboration IP shall be included in the Zymeworks IP and licensed to Jazz under Section 2.1.
(b)Disclosure. Each Party shall promptly disclose to the other Party all Inventions made by or on behalf of such disclosing Party, its Affiliates or (sub)licensees, including all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating thereto, and shall also promptly respond to reasonable requests from the other Party for additional information relating thereto.
(c)Assignment; Jointly-owned Inventions. Jazz shall assign and hereby does assign to Zymeworks all of its right, title and interest in and to all Zanidatamab Collaboration IP. Jazz shall take (and cause its Affiliates, sublicensees and their employees, agents, and contractors to take), [***], such further actions reasonably requested by Zymeworks to evidence such assignment and to assist Zymeworks in obtaining patent and other intellectual property rights protection for the Zanidatamab Collaboration IP. Jazz shall obligate its Affiliates, sublicensees and contractors who could reasonably be expected to generate Zanidatamab Collaboration IP to assign such Zanidatamab Collaboration IP to Jazz (or directly to Zymeworks), so that Jazz can comply with its obligations under this Section 14.1(c), and Jazz shall promptly obtain such assignment.
(d) Joint Patent Rights. Subject to the rights granted under and the restrictions set forth in this Agreement, it is understood that neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit any Joint Collaboration IP (or any Patent Rights claiming the same, “Joint Patent Rights”), by reason of joint ownership thereof, and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.
14.2Patent Liaisons. Within [***] after the Closing Date, each Party shall appoint an individual to act as a patent liaison for such Party (each, a “Patent Liaison”). The Patent Liaisons shall be the primary point of contact for the Parties regarding intellectual property-related activities and matters contemplated by this Agreement and shall facilitate all such activities and matters hereunder. The name and contact information for each Party’s Patent Liaison, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, shall be promptly provided to the other Party in writing.
14.3Patent Prosecution. This Section 14.3 shall apply solely during the portion of the Term commencing on Zymeworks’ receipt of the Second Payment.
(a)Zymeworks Patent Rights.
(i)Subject to Section 14.3(c), as between the Parties, Jazz shall have the right, but not the obligation, to control the Patent Prosecution of all Zymeworks Patent Rights (other than Zymeworks Platform Patents) in the Territory at Jazz’s expense.
(ii)Jazz shall provide Zymeworks with a reasonable opportunity to consult with Jazz regarding such Zymeworks Patent Rights in the Territory and keep Zymeworks fully informed of the Patent Prosecution of the Zymeworks Patent Rights in the Territory by providing all correspondence received from any patent authority in connection therewith in sufficient time to allow for review and comment by Zymeworks. Jazz will consider in good faith and incorporate Zymeworks’ reasonable comments on Patent Prosecution, but Jazz will have final decision-making authority under this Section 14.3(a)(ii) [***].
(iii)As between the Parties, Zymeworks shall have the sole right, but not the obligation, to control the Patent Prosecution of all Zymeworks Platform Patents in the Territory at Zymeworks’ expense. Zymeworks will keep Jazz reasonably informed of the Patent Prosecution of the Zymeworks Platform Patents in the Territory.

(b)Jazz Patent Rights. As between the Parties, Jazz shall have the sole right, but not the obligation, to control the Patent Prosecution of all Jazz Patent Rights throughout the world, at Jazz’s own cost and expense.
(c)Joint Patent Rights. Jazz shall have the right, but not the obligation, to control the Patent Prosecution of any Joint Patent Rights in the Territory at Jazz’s own cost, and Zymeworks shall have the right, but not the obligation, to control the Patent Prosecution of any Joint Patent Rights outside of the Territory at Zymeworks’ own expense, as set forth in this Section 14.3(c). Each Party shall keep the other Party reasonably informed of the Patent Prosecution of the Joint Patent Rights for which it is responsible and provide the other Party with all material correspondence received from any patent authority in connection therewith in sufficient time to allow for review and comment by the other Party. Each Party will consider the other Party’s comments on Patent Prosecution in good faith, subject to the other Party providing its comments in a timely manner, but the Party controlling Patent Prosecution will have final decision-making authority for the applicable Joint Patent Rights under this Section 14.3(c); provided that the Party controlling Patent Prosecution will not exercise its final decision-making authority that would be expected to materially limit the scope or enforceability of the Joint Patent Rights in the other Party’s territory.
(d)Jazz Collaboration Patent Rights. Jazz shall have the sole right, but not the obligation to control Patent Prosecution of any Patent Rights that claim Jazz Collaboration IP (“Jazz Collaboration Patent Rights”) in the Territory and outside of the Territory at Jazz’s own cost. Jazz shall keep Zymeworks reasonably informed of the Patent Prosecution of the Jazz Collaboration Patent Rights by providing all material correspondence received from any patent authority in connection therewith in sufficient time to allow for review and comment by Zymeworks. Jazz will consider Zymeworks’ comments on Patent Prosecution in good faith, subject to Zymeworks providing its comments in a timely manner, but Jazz will have final decision-making authority under this Section 14.3(d).
(e)Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution efforts under this Section 14.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
(f)Abandonment.
(i)If Jazz decides to cease the Patent Prosecution, or to allow to lapse, any Zymeworks Patent Rights (other than Zymeworks Platform Patents) or any Joint Patent Rights in the Territory or any Jazz Collaboration Patent Rights outside of the Territory, Jazz shall inform Zymeworks of such decision promptly and, in any event, so as to provide Zymeworks a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region. Zymeworks shall have the right, but not the obligation, to assume responsibility for continuing the Patent Prosecution of such Patent Rights in Zymeworks’ name with respect to Zymeworks Patent Rights, Jazz’s name with respect to Jazz Collaboration Patent Rights, or both Parties’ names with respect to Joint Patent Rights, at Zymeworks’ sole cost and expense through patent counsel or agents of its choice and, to the extent that Zymeworks assumes such responsibility, Jazz shall promptly deliver to Zymeworks copies of all necessary files related to any Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Zymeworks to assume such Patent Prosecution activities, at Zymeworks’ request and expense. In such case, Zymeworks shall keep Jazz reasonably informed of its activities with respect to such Patent Prosecution.

(ii)If Zymeworks decides to cease the Patent Prosecution, or to allow to lapse, any Joint Patent Rights in any country outside of the Territory, Zymeworks shall inform Jazz of such decision promptly and, in any event, so as to provide Jazz a reasonable amount of time to meet any applicable deadline to establish or preserve such Patent Rights in such country or region, subject to the rights of the Ex-Territory Partner. Jazz shall have the right, but not the obligation, to assume responsibility for continuing the Patent Prosecution of such Patent Rights in both Parties’ names, at Jazz’s sole cost and expense, subject to the rights of the Ex-Territory Partner, through patent counsel or agents of its choice and, to the extent that Jazz assumes such responsibility, Zymeworks shall promptly deliver to Jazz copies of all necessary files related to any Patent Rights with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for Jazz to assume such Patent Prosecution activities, at Jazz’s request and expense. In such case, Jazz shall keep Zymeworks reasonably informed of its activities with respect to such Patent Prosecution.
14.4Patent Enforcement. This Section 14.4 shall apply solely during the portion of the Term commencing on Zymeworks’ receipt of the Second Payment.
(a)Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Zymeworks Patent Rights or Joint Patent Rights in the Territory, which infringement of such Patent Rights adversely affects or is reasonably expected to adversely affect Licensed Product in the Field in the Territory, and, in each case, any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any Zymeworks Patent Rights or Joint Patent Rights in the Territory (collectively “Product Infringement”). Each Party shall also notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any Jazz Collaboration Patent Rights or Joint Patent Rights, which infringement adversely affects or is reasonably expected to adversely affect Licensed Product outside of the Territory, including any related declaratory judgment or equivalent action alleging the invalidity, unenforceability or non-infringement of any such Patent Rights (an “Ex-Territory Infringement”). [***]
(b)Enforcement Rights.
(i)Except as set forth in Section 14.4(b)(iii), Jazz shall have the first right to bring and control any legal action to enforce Zymeworks Patent Rights (other than Zymeworks Platform Patents) or Joint Patent Rights against any Product Infringement in the Territory at its sole expense as it reasonably determines appropriate, and Jazz shall consider in good faith Zymeworks’ comments regarding whether to bring any legal action to enforce such Zymeworks Patent Rights or Joint Patent Rights against any Product Infringement in the Territory, but Jazz shall have final decision-making authority under this Section 14.4(b)(i). Jazz (A) shall keep Zymeworks reasonably informed about such enforcement; [***] and (C) shall promptly inform Zymeworks in such a manner that such enforcement will not be prejudiced and Section 14.4(b)(ii) shall apply, if Jazz does not intend to prosecute or defend a Product Infringement, or ceases to diligently pursue an enforcement with respect to such Product Infringement. Zymeworks shall have the right to join any such enforcement action, using counsel selected in its discretion, at its own cost and expense; provided that it permits Jazz to control such enforcement action and it obtains Jazz’s consent (not to be unreasonably withheld, conditioned or delayed) before making any filings, taking any positions or engaging in any settlement discussions.
(ii)If Jazz or its designee declines to enforce the Zymeworks Patent Rights (other than Zymeworks Platform Patents) or Joint Patent Rights against such Product Infringement in the Territory under Section 14.4(b)(i) or fails to initiate an action to abate such Product Infringement in the Territory (A) within [***] after a written request from Zymeworks to do so or (B) if such Product Infringement is due to the FDA’s acceptance of an application for a Biosimilar Product under the BPCIA referencing a Licensed Product, within [***] after acceptance, or if Jazz discontinues the prosecution of any such action after filing without abating such Product Infringement, then Zymeworks shall have the right to enforce the Zymeworks Patent Rights or Joint Patent Rights, as applicable, against such Product Infringement in the Territory at its sole expense as it reasonably determines appropriate and shall keep Jazz reasonably informed with respect to any such enforcement action; provided that [***].
(iii)Zymeworks shall have the first right to bring and control any legal action to enforce Zymeworks Patent Rights or Joint Patent Rights against any Product Infringement based on [***] (such Product Infringement, an “ADC Infringement”) at its sole expense as it reasonably determines appropriate, and Zymeworks shall consider in good faith Jazz’s comments regarding whether to bring any legal action to enforce such Zymeworks Patent Rights or Joint Patent Rights against such ADC Infringement in such country in the Territory, but Zymeworks shall have final decision-making authority under this Section 14.4(b)(iii). Zymeworks (A) shall keep Jazz reasonably informed about such enforcement; [***] and (C) shall promptly inform Jazz in such a manner that such enforcement will not be prejudiced and Section 14.4(b)(iv) shall apply, if Zymeworks does not intend to prosecute or defend an ADC Infringement, or ceases to diligently pursue an enforcement with respect to such ADC Infringement. Jazz shall have the right to join any such enforcement action, using counsel selected in its discretion, at its own cost and expense; provided that it permits Zymeworks to control such enforcement action and it obtains Zymeworks’ consent (not to be unreasonably withheld, conditioned or delayed) before making any filings, taking any positions or engaging in any settlement discussions.
(iv)If Zymeworks or its designee declines to enforce the Zymeworks Patent Rights (other than Zymeworks Platform Patents) or Joint Patent Rights against an ADC Infringement in the Territory under Section 14.4(b)(iii) or fails to initiate an action to abate such ADC Infringement in the Territory (A) within [***] after a written request from Jazz to do so or (B) if such ADC Infringement is due to the FDA’s acceptance of an application for a biosimilar product under the BPCIA referencing ZW49, within [***] after such acceptance, or if Zymeworks discontinues the prosecution of any such action after filing without abating such ADC Infringement, then Jazz shall have the right to enforce the Zymeworks Patent Rights or Joint Patent Rights, as applicable, against such ADC Infringement in the applicable country in the Territory at its sole expense as it reasonably determines appropriate and shall keep Zymeworks reasonably informed with respect to any such enforcement action; provided that [***].
(v)Jazz shall have the sole right to bring and control any legal action to enforce (A) Jazz Patent Rights against any infringement in the Territory and outside of the Territory, (B) the Jazz Collaboration Patent Rights in the Territory and (C) the Jazz Collaboration Patent Rights outside of the Territory against any infringement other than an Ex-Territory Infringement, in each case (A) to (C) at its sole expense as it reasonably determines appropriate, and shall keep Zymeworks reasonably informed with respect to any such legal action. Jazz shall not have the right to enforce any Zymeworks Patent Rights outside of the Territory.
(vi)Zymeworks shall have the first right to bring and control (itself or with or through the Ex-Territory Partner) any legal action to enforce any Jazz Collaboration Patent Rights against any Ex-Territory Infringement outside of the Territory at its sole expense as it reasonably determines appropriate, and Zymeworks shall consider in good faith the interests of Jazz in such enforcement of the Jazz Collaboration Patent Rights. If Zymeworks or its designee fails to abate such Ex-Territory Infringement outside of the Territory or to file an action to abate such Ex-Territory Infringement outside of the Territory within [***] after a written request from Jazz to do so, or if Zymeworks discontinues the prosecution of any such action after filing without abating such infringement, then Jazz shall have the right to enforce such Jazz Collaboration Patent Rights against such Ex-Territory Infringement outside the Territory at its own expense as it reasonably determines appropriate; provided that [***].
(vii)As between the Parties, Zymeworks shall have the sole right to bring and control any legal action to enforce Zymeworks Patent Rights against any infringement in the Territory other than a Product Infringement, Zymeworks Patent Rights outside of the Territory and Zymeworks Platform Patents against any infringement in or outside of the Territory, in each case at its sole expense as it reasonably determines appropriate, and shall keep Jazz reasonably informed with respect to any such legal action; provided that with respect to any such legal action with respect to Zymeworks Patent Rights (other than Zymeworks Platform Patents) against any infringement in the Territory other than a Product Infringement [***].
(c)Cooperation. At the request of the Party bringing an action related to Product Infringement or Ex-Territory Infringement, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Laws to pursue such action, at each such Party’s sole cost and expense.
(d)Recoveries. Any recoveries resulting from an enforcement action relating to a claim of Product Infringement in the Territory or an Ex-Territory Infringement will first be applied to costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel); provided that if the amount of such recovery is not sufficient to cover all such costs and expenses of each Party, then the amount of the recovery will be proportionately shared by the Parties based on the amount of such costs and expenses incurred by each Party. Any such recoveries in excess of such costs and expenses shall be shared as follows: [***] of such remaining proceeds will be allocated to the enforcing Party and [***] of such remaining proceeds will be allocated to the non-enforcing Party.
14.5Infringement of Third Party Rights. This Section 14.5 shall apply solely during the portion of the Term commencing on Zymeworks’ receipt of the Second Payment
(a)Notice. If Licensed Product used or sold by Jazz, its Affiliates or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any Patent Rights or other intellectual property rights in the Territory that are owned or controlled by such Third Party, Jazz shall promptly notify Zymeworks within [***] after receipt of such claim or assertion and such notice shall include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. The Parties shall assert and not waive the joint defense privilege, attorney work-product doctrine, attorney client privileges or any other privileges or protections that may apply with respect to any communications between the Parties in connection with the defense of such claim or assertion.
(b)Defense. In the event that a claim is brought against either Party alleging the infringement, violation or misappropriation of any Third Party intellectual property right based on [***] the Licensed Products in the Field in the Territory, unless such claim is a Claim for which Zymeworks is required to indemnify a Jazz Indemnitee pursuant to Section 13.1, Jazz will have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim; provided, that, [***].

14.6Patent Rights Licensed From Third Parties. Each Party’s rights under this Article 14 with respect to the prosecution and enforcement of any Zymeworks Patent Rights that is licensed by Zymeworks from a Third Party shall be subject to the rights of such Third Party to prosecute and enforce such Patent Rights.
14.7Patent Term Extensions. This Section 14.7 shall apply solely during the portion of the Term commencing on Zymeworks’ receipt of the Second Payment. Jazz will have the sole right to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Territory, where applicable to Zymeworks Patent Rights (excluding any Zymeworks Platform Patents) and Joint Patent Rights, including as may be available to the Parties under the provisions of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America, in each case, in the Territory in connection with the Licensed Products. Zymeworks shall reasonably cooperate with and provide reasonable assistance to Jazz, at Jazz’s reasonable request and expense, in seeking and obtaining obtain patent term restoration or supplemental protection certificates or the like. Notwithstanding anything to the contrary contained herein, if elections with respect to obtaining such patent term restoration or supplemental protection certificates or their equivalents in the Territory are to be made in connection with the Licensed Product, Jazz shall make such election in its sole discretion. Zymeworks shall not seek to obtain any patent term restoration or supplemental protection certificates or the like or their equivalents of Zymeworks Platform Patents in any country in the Territory with respect to Licensed Products.
14.8Patent Listings. During the portion of the Term commencing on Zymeworks’ receipt of the Second Payment, Jazz (or its designee) shall have the sole right, but not the obligation, to list, with the applicable Regulatory Authorities in the Territory, all applicable Patent Rights (including any Zymeworks Patent Rights, Jazz Collaboration Patent Rights, Jazz Patent Rights and Joint Patent Rights) for any Licensed Product in the Territory, including all so called “Purple Book” listings required under the U.S. Public Health Service Act, and all similar listings in any other relevant countries in the Territory, and Zymeworks and its Affiliates and (sub)licensees shall have no right to do so. For the avoidance of doubt, Jazz will retain final decision-making authority as to the listing of all applicable Patent Rights for any Licensed Product in the Territory, regardless of which Party owns such Patent Right, and Zymeworks shall reasonably assist Jazz, at Jazz’s reasonable request and expense, in connection therewith.
14.9Licensed Product Trademarks.
(a)Product Trademarks. Jazz shall have the right to brand Licensed Products in any countries in the Territory where Jazz in its sole discretion elects not to use a Zymeworks Trademark, using such other trademarks, logos, and trade names it determines appropriate for such Licensed Products, which may vary by country or region or within a country or region (the “Product Marks”); provided, however, that Jazz shall provide Zymeworks with a reasonable opportunity to review and provide comments on each proposed Product Mark, shall give due consideration to Zymeworks’ comments before selecting any Product Mark, and shall not use any trademarks or house marks of Zymeworks (including Zymeworks’ corporate name) or any trademark confusingly similar thereto without Zymeworks’ prior written consent. Jazz shall own all rights in the Product Marks in the Territory (excluding any such marks that include, in whole or part, any corporate name or logos of Zymeworks or its Affiliates or (sub)licensees) and shall register and maintain the Product Marks in the Territory that it determines reasonably necessary, at Jazz’s cost and expense. For clarity the Product Marks shall not include the Zymeworks Trademarks.
(b)Zymeworks Trademarks. In any country in the Territory where a Zymeworks Trademark is registered or pending and Jazz in its sole discretion elects to use such Zymeworks Trademark:

(i)Jazz shall (and shall ensure that its Affiliates and sublicensees using such Zymeworks Trademarks) materially comply with the directions provided to Jazz by Zymeworks in writing in advance, regarding the form and manner of the application of such Zymeworks Trademark. Apart from such Zymeworks Trademark, no other Zymeworks trademark or logo may be affixed to, or used in connection with, the Licensed Product in such country without Zymeworks’ prior written consent. In connection with Jazz’s use of the Zymeworks Trademarks, Jazz shall comply with all Applicable Laws.
(ii)Jazz shall ensure that all Licensed Products sold by Jazz, its Affiliates or sublicensees carrying the Zymeworks Trademark and all related quotations, specifications, descriptive literature and other materials carrying the Zymeworks Trademark, will be marked with the appropriate trademark notices in accordance with Zymeworks’ reasonable instructions and Applicable Laws.
(iii)If Jazz, its Affiliate or sublicensee sells Licensed Products using the Zymeworks Trademark, Jazz agrees that it shall not, and shall ensure that its Affiliates and sublicensees shall not, directly or indirectly: (A) take, omit to take, or permit any action which is intended to dilute the Zymeworks Trademark or tarnish or bring into disrepute the reputation of or goodwill associated with the Zymeworks Trademark or Zymeworks, or which is intended to invalidate or jeopardize any registration of the Zymeworks Trademark; or (B) apply for, or obtain, or directly assist any Person in applying for or obtaining any registration of the Zymeworks Trademark, or any trademark, service mark, trade name, or other indicia confusingly similar to the Zymeworks Trademark in any country in the Territory.
(iv)In any country in the Territory in which Jazz uses such Zymeworks Trademarks with the Licensed Products, (A) Jazz shall have the first right to prepare, file, prosecute and maintain the Zymeworks Trademarks, in the name of Zymeworks, and (B) Jazz shall have the first right enforce and defend the Zymeworks Trademarks, in each case, in its discretion and at its sole cost and expense. Jazz shall keep Zymeworks fully informed with respect to its preparation, filing, prosecution, maintenance, enforcement and defense of the Zymeworks Trademarks, and shall cooperate in good faith with Jazz in its conduct of such activities. Zymeworks shall have a backup right to prepare, file, prosecute and maintain the Zymeworks Trademarks in any such country the Territory in the name of Zymeworks should Jazz decline to exercise its rights under this Section 14.9(b)(iv) and shall keep Jazz fully informed with respect thereto.
(v) In any country in the Territory in which Jazz uses such Zymeworks Trademarks with the Licensed Products, Jazz shall have the first right (but not the obligation) to, at its cost, register as domain names the Zymeworks Trademarks (the “Zymeworks Domain Names”) for use with the Licensed Products, including using any available generic top-level domain or country-code top-level domain. Jazz will notify Zymeworks in advance of such registration and shall consider in good faith any reasonable comments provided by Zymeworks in connection with Jazz’s choice of such domain names. Zymeworks shall have a backup right to register the Zymeworks Domain Names in any such country in the name of Zymeworks should Jazz decline to exercise its rights under this Section 14.9(b)(v) and shall keep Jazz fully informed with respect thereto. Jazz shall have the right to maintain websites for the Licensed Products in the Field in the Territory using the Zymeworks Domain Names registered by Jazz in accordance with this Section, 14.9(b)(v) using reasonably current all content, data and other information displayed or made available, as applicable, on the website(s) associated with each of the Zymeworks Domain Names in the Territory.

Article 15

TERM AND TERMINATION
15.1Term. This Agreement shall be effective as of the Closing Date, and shall continue, on a country-by-country and Licensed Product-by-Licensed Product basis, in effect until the expiration of the Royalty Term applicable to such Licensed Product in such country (the “Term”); provided that, Article 1, Article 10, Article 13, Article 16 and Article 17, and Section 11.3, Section 12.1, Section 12.2, Section 12.3, Section 12.6, Section 12.7, Section 15.1, Section 15.2(e), and Section 15.3(i) shall be effective as of the Execution Date. On a country-by-country basis, upon the natural expiration of the Term as contemplated in this Section 15.1, the License in such country shall become fully paid-up, royalty-free, perpetual, and irrevocable.
15.2Termination.
(a)Termination by Jazz for Convenience. At any time, Jazz may terminate this Agreement, in its entirety or on a Region-by-Region basis, by providing written notice of termination to Zymeworks, which notice includes an effective date of termination at least [***] after the date of the notice. Jazz shall [***] terminates this Agreement pursuant to this Section 15.2(a).
(b)Termination for Material Breach.
(i)If either Jazz or Zymeworks is in material breach of any obligation hereunder, the non-breaching Party may give notice to the breaching Party specifying the claimed particulars of such breach (a “Breach Notification”). If the Party receiving a Breach Notification fails to cure that material breach on or before [***] from the date of the Breach Notification (or, if such breach cannot be cured within such [***] period, within [***] after such notice if Jazz or Zymeworks, as applicable, commences actions to cure such default within such [***] period and thereafter diligently continues such actions), the Party delivering the Breach Notification may terminate this Agreement.
(ii)If the allegedly breaching Party disputes in good faith the existence, materiality, or cure of the applicable material breach and provides written notice of such dispute to the other Party within the [***] period set forth above, then the matter will be addressed under the dispute resolution provisions in Section 17.5, and the termination will not become effective unless and until it has been determined under Section 17.5 that the allegedly breaching Party is in material breach of any of its obligations under this Agreement and such Party fails to cure such material breach within [***] after such determination. During the pendency of such a dispute, all of the terms of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder.
(c)Termination for Patent Challenge. Notwithstanding anything herein to the contrary, in the event that Jazz or its Affiliates file or initiate an action challenging (directly or indirectly (e.g., through a Third Party)) in a court or by administrative proceeding seeking the invalidity or unenforceability or seeking to limit the scope of any Zymeworks Patent Rights, then Zymeworks, at its discretion, may give notice to Jazz that Zymeworks will terminate this Agreement unless such challenge is withdrawn, abandoned, or terminated (as appropriate) within [***] from the date of Jazz’s receipt of such notice. If Jazz or its Affiliate (as the case may be) does not withdraw, abandon or terminate (as appropriate) such challenge within such [***] period, Zymeworks may terminate this Agreement upon [***] prior written notice to Jazz. For clarity, this Section 15.2(c) does not apply to any counterclaim filed by Jazz or its Affiliates or sublicensees as defendant in any Zymeworks Patent Rights infringement cause of action filed or initiated by Zymeworks or its Affiliates with respect to a Licensed Product or activities under this Agreement.
(d)Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to any statute or regulation of any jurisdiction a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed within [***] of its filing, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.
(e)Termination for Failure to Obtain HSR Clearance. If the HSR Clearance Date has not occurred on or before [***] after the Execution Date, then at any time thereafter either Party shall have the right to terminate this Agreement in its entirety upon notice to the other Party referencing this Section 15.2(e). For clarity, it is understood that if the HSR Clearance Date occurs prior to the lapse of this period of [***], Zymeworks shall not be entitled to terminate the Agreement pursuant to this Section 15.2(e). Upon termination of this Agreement pursuant to this Section 15.2(e), this Agreement shall, except as otherwise provided in this Section 15.2(e), be of no further force and effect, the Term shall never commence and neither Party shall have any further rights or liability hereunder. The following provisions shall survive such termination of this Agreement: Article 1, Article 10, Article 13 (except for the second to last sentence of Section 13.6), Article 17, Section 11.3, Section 15.2(e) and Section 15.3(i).
(f)Full Force and Effect During Notice Period. This Agreement shall remain in full force and effect until the expiration of any applicable termination notice period. For clarity, if any milestone event is achieved or royalty payments or other amounts become payable under Article 9 during the termination notice period, the corresponding milestone payment or royalty payment, as applicable, is accrued and Jazz shall remain responsible for the payment of such milestone payment or royalty payment, as applicable, even if the due date of such milestone payment or royalty payment, as applicable, may come after the effective date of the termination.
15.3Effect of Termination. Except as otherwise provided in Section 15.3(j), if this Agreement is terminated the following shall apply:
(a)License Grant to Jazz. The License and all other rights granted by Zymeworks to Jazz under the Zymeworks IP pursuant to this Agreement shall terminate.
(b)License Grants to Zymeworks. The licenses granted by Jazz to Zymeworks pursuant to Section 2.4 (and any sublicenses thereunder), excluding Section 2.4(a)(i)(B) and Section 2.4(c)(i) and (ii), shall continue following the effective date of termination. Jazz shall grant and hereby grants (effective upon the effective date of such termination) to Zymeworks a non-exclusive, royalty-bearing (as set forth below in this Section 15.3(b)) and sublicensable (through multiple tiers) license under the Jazz IP and Jazz Collaboration IP (including Jazz Manufacturing IP but only to the extent Zymeworks was granted a license to such Jazz Manufacturing IP under this Agreement prior to the effective date of termination) to develop, make, have made, distribute, use, sell, offer for sale, import and otherwise commercialize Licensed Products in the Territory, and Zymeworks shall pay Jazz in consideration of such license, royalty payments on Net Sales of Licensed Products in the Territory covered by a Patent Right within the Jazz IP or Jazz Collaboration IP equal to [***].

(c)Sublicenses. If the License granted to Jazz terminates as a result of a termination of this Agreement, the terms of this Section 15.3(c) will apply with respect to any sublicense agreement existing as of the effective date of such termination, but only if the applicable sublicensee did not contribute to any material breach of this Agreement that was the cause of the termination by Zymeworks of this Agreement and is not otherwise in material breach of the applicable sublicense agreement at such time: (i) all of such sublicensee’s obligations under the applicable sublicense agreement to Jazz, to the extent that they do not exceed Jazz’s corresponding obligations to Zymeworks, will remain in effect as obligations to Zymeworks and will be enforceable solely by Zymeworks as a third party beneficiary; (ii) such sublicensee’s rights under the sublicense agreement that do not exceed and are consistent with Zymeworks’ obligations to Jazz under this Agreement, whether in scope, duration, nature or otherwise, will survive termination; provided, that, the foregoing will in no way be interpreted to increase the scope, duration, territory or other aspect of the rights sublicensed to such sublicensee; (iii) all of Jazz’s rights under such sublicense agreement accruing after the effective date of termination, to the extent corresponding to Zymeworks’ rights under this Agreement, will remain in effect, may be exercised solely by Zymeworks and will inure to the exclusive benefit of Zymeworks; and [***].
(d)Regulatory Submissions. Upon Zymeworks’ written request, to be delivered on or before the effective date of termination or within [***] thereafter, Jazz shall provide Zymeworks with copies of all Regulatory Submissions for Licensed Products by Jazz, its Affiliates or sublicensees, including the First BLA. Jazz shall assign to Zymeworks or shall provide Zymeworks with a right of reference with respect to such Regulatory Submissions and resulting Regulatory Approvals for Licensed Product, as Zymeworks determines at its reasonable discretion[***]. In addition, upon Zymeworks’ written request, Jazz shall[***] provide to Zymeworks copies of all material Licensed Product-related documentation, including material Licensed Product non-clinical, preclinical and clinical data that are held by or reasonably available to and Controlled by Jazz, its Affiliates or sublicensees. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange, provided that Zymeworks will assume all safety and safety database activities no later than [***] after termination.
(e)Trademarks. Except for any termination by Jazz under Section 15.2(b) or Section 15.2(d), Jazz shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to Zymeworks, at no cost to Zymeworks, all Product Marks specifically and solely relating to Licensed Product and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of Jazz or its Affiliates or sublicensees). Zymeworks and its Affiliates and licensees shall have the right to use other identifiers specific to Licensed Product (e.g., Jazz compound identifiers). Jazz shall also transfer to Zymeworks any in-process applications for generic names for Licensed Product.
(f)Inventory. Except for any termination by Jazz under Section 15.2(b) or Section 15.2(d), at Zymeworks’ election and request within [***] after the effective date of termination, Jazz shall transfer to Zymeworks or its designee some or all inventory of Licensed Products (including all final product, bulk drug substance, intermediates, works-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession or control of Jazz or its Affiliates; provided that, Zymeworks will pay Jazz a price equal to the price paid by Jazz to Zymeworks, if manufactured by Zymeworks, or at Jazz’s fully burdened manufacturing cost, if manufactured by or on behalf of Jazz, for such transferred Licensed Products.
(g)Wind Down and Transition. Jazz shall be responsible, at its own cost and expense, for the wind-down of Jazz’s and its Affiliates’ and, subject to Section 15.3(c), its sublicensees Development, manufacture and Commercialization activities for Licensed Products.

Upon Zymeworks’ request, Jazz shall, and shall cause its Affiliates and, subject to Section 15.3(c), its sublicensees to, reasonably cooperate with Zymeworks, for a period of time not to exceed [***], to facilitate orderly transition of the Development, manufacture and Commercialization of Licensed Products to Zymeworks or its designee, including (i) reasonably cooperating to assign or amend, as appropriate, upon request of Zymeworks, any agreements or arrangements with Third Party vendors (including distributors) to Develop, manufacture, promote, distribute, sell or otherwise Commercialize Licensed Products or, to the extent any such Third Party agreement or arrangement is not assignable to Zymeworks, reasonably cooperating with Zymeworks to arrange to continue to provide such services for a reasonable time after termination not to exceed [***]; and (ii) to the extent that Jazz or its Affiliate is performing any activities described above in (i), reasonably cooperating with Zymeworks to transfer such activities to Zymeworks or its designee and continuing to perform such activities on Zymeworks’ behalf for a reasonable time after termination, for a period of time not to exceed [***], until such transfer is completed. Such cooperation shall be at Zymeworks request [***].
(h)Ongoing Clinical Trial. If, at the time of such termination, Jazz or its Affiliates or, subject to Section 15.3(c), its sublicensees are conducting any Clinical Trials, then, at Zymeworks’ election, within [***] after the effective date of termination, on a Clinical Trial-by-Clinical Trial basis: (i) Jazz shall, and shall cause its Affiliates and sublicensees to, cooperate with Zymeworks to transfer the conduct of such Clinical Trial to Zymeworks or its designees and complete such transfer promptly and, in any case, within [***] after the termination effective date, and Zymeworks shall assume any and all liability for the conduct of any transferred Clinical Trial after the effective date of such transfer (except to the extent arising prior to the transfer date or the negligence or willful misconduct by Jazz or its Affiliates); and (ii) Jazz shall, at its cost and expense, orderly wind-down the conduct of any such Clinical Trial that is not assumed by Zymeworks under clause (i) above. For any termination, any such transfer of Clinical Trials requested by Zymeworks shall be at [***].
(i)Return of Confidential Information. At the Disclosing Party’s election, the Receiving Party will return (at Disclosing Party’s expense) or destroy all tangible materials comprising, bearing, or containing any Confidential Information of the Disclosing Party relating to Licensed Product that are in the Receiving Party’s or its Affiliates’ possession or control and provide written certification of such destruction (except to the extent any information is the Confidential Information of both Parties or to the extent that the Receiving Party has the continuing right to use the Confidential Information under this Agreement); provided, that, the Receiving Party may retain one copy of such Confidential Information for its legal archives. Notwithstanding anything to the contrary set forth in this Agreement, the Receiving Party will not be required to destroy electronic files containing such Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.
(j)Partial Termination. For the avoidance of doubt, if this Agreement is terminated with respect to only one or more Region(s), then this Section 15.3 shall apply only to such terminated Region(s), and such Region(s) shall be removed from the Territory for all purposes of this Agreement.
15.4Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the provisions of Articles 1, 10, 11, 13 (except for the second to last sentence of Section 13.6), and 17 and Sections 2.4 (excluding Section 2.4(a)(i)(B) and Section 2.4(c)(i) and (ii)), 2.5, 5.6, 9.8, 9.9, 9.10, 9.11, 14.1(a), 14.1(c), 14.1(d), 15.1, 15.2(f), 15.3, 15.4, and 15.6 shall survive the expiration or termination of this Agreement; provided that the last sentence of

Section 15.2(e), and not the foregoing sentence of this Section 15.4 shall apply in the event of a termination pursuant to Section 15.2(e) or termination pursuant to Section 9.1(b).
15.5Remedies in Lieu of Termination. If (a) Jazz notifies Zymeworks in writing of a material breach of this Agreement by Zymeworks and (b) Jazz would have the right to terminate this Agreement pursuant to Section 15.2(b) (including any cure periods and dispute resolution provisions provided therein), then in lieu of Jazz terminating this Agreement pursuant to Section 15.2(b), and without limiting any other rights or remedies of Jazz, Jazz may elect to have this Agreement continue in full force and effect by providing written notice thereof to Zymeworks; provided, however, that if Jazz so elects to continue this Agreement, then from and after such time as Jazz delivers such written notice to Zymeworks, [***] and Jazz shall have no obligations [***].
15.6Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.
Article 16

ANTITRUST FILING
16.1General. With respect to reporting and waiting requirements under the HSR Act, the Parties agree as follows:
(a)Filing. Each of Zymeworks and Jazz shall file, as soon as is practicable but not later than [***] after the Execution Date, with the FTC and the DOJ, a Notification and Report Form (as defined in the HSR Act) with respect to the transactions contemplated under this Agreement (the “HSR Filing”) and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each Party shall furnish to the other Party’s counsel such necessary information and reasonable assistance as the other Party or its counsel may request in connection with its preparation of any filing or submission that is necessary under the HSR Act in connection with this Agreement.
(b)Action of the Parties. Each Party shall use its reasonable efforts to promptly obtain the expiration or early termination of the applicable waiting period under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from the FTC and the DOJ and shall comply promptly with any such reasonable inquiry or request; provided, however, that (i) neither Party shall be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or those of the other Party, or to agree to any material modification or amendment of this Agreement, and (ii) neither Party shall have any obligation to contest, administratively or in court, any ruling, order or other action of the FTC or DOJ or private party respecting the transactions contemplated by this Agreement or to comply with any other structure or conduct remedy or restriction or limit on operation; provided, further, however, that the Parties shall both as promptly as practicable respond to and certify substantial compliance with any request for additional information or documentary material pursuant to 15 U.S.C. § 18a(e)(1) and 16 C.F.R. § 803.20 (a “Second Request”). Each of the Parties hereto will cooperate in responding to any reasonable inquiry from the FTC or DOJ and to a Second Request, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to the FTC or DOJ, and supplying each other with copies of all material correspondence, filings or communications between either Party and either the FTC or DOJ with respect to this Agreement.

Such information can be redacted to protect attorney-client privilege and shared on an outside counsel basis or subject to other restrictions to the extent deemed necessary or advisable by counsel for the disclosing Party. To the extent practicable and as permitted by the FTC or DOJ, each Party hereto shall permit representatives of the other Party to participate in material substantive meetings (whether by telephone or in person) with the FTC or DOJ. Neither Party shall commit to or agree with the FTC or DOJ to withdraw its filing and refile under the HSR Act without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed).
(c)Action of Counsel. Each Party shall instruct its counsel to cooperate with the other Party’s counsel to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period at the earliest practicable date, including for each counsel to (i) keep each other appropriately informed of communications from and to personnel of the reviewing antitrust authority, and (ii) confer with each other regarding appropriate contacts with and response to personnel of said antitrust authority.
(d)Expenses. Each Party shall be responsible for its own costs and expenses incurred pursuant to this Article 16, except as for filing fees (other than penalties that may be incurred as a result of actions or omissions on the part of the other Party) required to be paid to the FTC or DOJ which shall be [***] in connection with submitting any such HSR Filing.
16.2Certain Definitions.
(a)“DOJ” means the Antitrust Division of the United States Department of Justice.
(b)“FTC” means the United States Federal Trade Commission.
Article 17

MISCELLANEOUS
17.1Assignment. Except as provided in this Section 17.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the prior written consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without the written consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to [***]. Any attempted assignment not in accordance with this Section 17.1 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.
17.2Extension to Affiliates. Except as expressly set forth otherwise in this Agreement, each Party shall have the right to extend the rights and obligations granted in this Agreement to one or more of its Affiliates by providing written notice to the other Party. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party extending such rights and obligations. The Party extending the rights and obligations granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.
17.3Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
17.4Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.
17.5Dispute Resolution.
(a)If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute, or concerning the formation, interpretation, effect, termination, validity, performance, enforcement or breach of this Agreement (each, a “Dispute”), arises between the Parties within [***] of a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to the Chief Executive Officer of Zymeworks (or an executive officer of Zymeworks designated by the Chief Executive Officer of Zymeworks who has the power and authority to resolve such matter) and the Chief Executive Officer of Jazz (or an executive officer of Jazz designated by the Chief Executive Officer of Jazz who has the power and authority to resolve such matter) (collectively, the “Executive Officers”) of each Party for resolution. If, after an additional [***] after the Notice of Dispute, the Executive Officers have not succeeded in negotiating a resolution of the Dispute, and a Party wishes to pursue the matter, any such Dispute that is not an “Excluded Claim” (defined below) shall be finally resolved by binding arbitration before JAMS pursuant to the Comprehensive Arbitration Rules and Procedures of JAMS then in effect, except as may be modified herein, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. Any disputes concerning the propriety of the commencement of the arbitration or relating to the scope or applicability of this Agreement to arbitrate shall be finally settled by the arbitrator.
(b)The arbitration shall be conducted by a single arbitrator experienced in [***]. If the issues in dispute involve scientific or technical matters, the arbitrator chosen hereunder may, at its option, engage one or more experts that have educational training or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge, to advise it with respect to any issue in the arbitration within that expert’s field of expertise. If any expert is so engaged, the Parties shall have the right to review such expert’s reports to the arbitrator and examine such expert at the hearings. Within [***] after initiation of arbitration, the Parties shall jointly select the arbitrator. If the Parties are unable or fail to agree upon the arbitrator within such [***] period, the arbitrator shall be appointed by JAMS and shall be deemed to meet the qualifications as set forth above unless a Party objects within [***] after an arbitrator candidate is proposed. The place of arbitration shall be New York, New York, unless otherwise mutually agreed by the Parties, and all proceedings and communications shall be in English.
(c)[***] Any award by the arbitrator may be entered by either Party in any court having appropriate jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator allocates such costs, expenses and fees otherwise.

(d)Except to the extent necessary to confirm or challenge an award or as may be required by law or for a Party to protect or pursue a legal right, neither a Party nor an arbitrator may disclose the existence, content, or results of the arbitral proceedings or any rulings or awards without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.
(e)As used in this Section 17.5, the term “Excluded Claim” means any dispute, controversy or claim that concerns [***]. Any Excluded Claim may be submitted by either Party to any court of competent jurisdiction over such Excluded Claim.
17.6Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, pandemics, epidemics, quarantines, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the Party affected will use reasonable efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto. If any such failure or delay in a Party’s performance hereunder continues for more than [***], the other Party may terminate this Agreement upon written notice to the delayed Party.
17.7Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
17.8Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Zymeworks and Jazz, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.
17.9Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when the earlier of when received by the addressee or [***] after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Zymeworks:     Zymeworks BC Inc.
114 East 4th Avenue, Suite 800
Vancouver, BC
Canada
V5T 1G4
Attention: Legal Department
E-mail address: [***]

and

Wilson Sonsini Goodrich & Rosati
28 State Street
37th Floor
Boston, MA 02109
Attention: Farah B. Gerdes, Esq.
E-mail address: [***]
If to Jazz:    Jazz Pharmaceuticals Ireland Limited
Fifth Floor, Waterloo Exchange
Waterloo Road, Dublin 4, Ireland
Attention: General Counsel
and

Jazz Pharmaceuticals, Inc.
3170 Porter Drive
Palo Alto, CA 94304
Attention: General Counsel

                        and

[***]
Attention: Legal Department

                                           and

                             Cooley LLP
                             3175 Hanover Street
                             Palo Alto, CA 94304
                             Attention:  Marya A. Postner
                             Email address:  [***]

17.10No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any Third Party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.
17.11Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Execution Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Execution Date. “Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement between Zymeworks and Jazz dated [***].
17.12Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.13Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.
17.14Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
17.15Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
17.16Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
17.17Further Assurances. Jazz and Zymeworks hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
17.18Compliance with Law. Each Party shall perform its obligations under this Agreement in accordance with all Applicable Laws. No Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.
17.19Export. Each Party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each Party agrees that it will not export or re-export restricted commodities or the technical data of the other Party in any form without appropriate United States and foreign government licenses.
17.20Notification and Approval. In the event that this Agreement or the transaction(s) set forth herein are subject to notification or regulatory approval in one or more countries, then development and commercialization in such country(ies) will be subject to such notification or regulatory approval. The Parties will reasonably cooperate with each other with respect to such notification and the process required thereunder, including in the preparation of any filing. Jazz will be responsible for any and all costs, expenses, and filing fees associated with any such filing.
[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.
ZYMEWORKS BC INC.
By: /s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Chief Executive Officer
JAZZ PHARMACEUTICALS IRELAND LIMITED
By: /s/ Hugh Kiely
Name: Hugh Kiely
Title: Director

-70

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List of Exhibits
Exhibit A:    Structure of Zanidatamab
Exhibit B:    Joint Press Release
Exhibit C:    Zymeworks Trademarks
Exhibit 1.65:    BTC Data Package
Exhibit 2.1:    Separate Sublicense Terms
Exhibit 5.2:    Zymeworks Development Plan
Exhibit 5.9:    Data Processing Addendum
Exhibit 7.3(b):    Term Sheet for Clinical Supply Agreement
Exhibit 7.3(c):    Term Sheet for Commercial Supply Agreement
Schedule 1.49    Knowledge Individuals
Schedule 1.70    Third Party In-License Agreements
Schedule 12.2(a)    Zymeworks Patent Rights
Schedule 12.2(q)    Zymeworks Korean Studies
Schedule 12.2(r)    Zymeworks Ongoing Studies

71

EXHIBIT A
STRUCTURE OF ZANIDATAMAB

[***]

EXHIBIT B
JOINT PRESS RELEASE
Jazz Pharmaceuticals and Zymeworks Announce Exclusive License Agreement to Develop and Commercialize Zanidatamab, a HER2-Targeted Bispecific Antibody

Jazz to obtain exclusive development and commercialization rights in key markets including the U.S., Europe and Japan

Zymeworks to receive $50 million upfront payment, a second payment of $325 million, at Jazz’s option, and further potential regulatory and commercial milestones for total potential payments of up to $1.76 billion, plus royalties on net sales
Jazz continues to expand oncology portfolio with novel late-stage asset with compelling anti-tumor activity

Top-line clinical data for zanidatamab in biliary tract cancer (HERIZON-BTC-01) expected by end of 2022; potential to support first global regulatory filings

DUBLIN and VANCOUVER – October 19, 2022 – Jazz Pharmaceuticals plc (Nasdaq: JAZZ) and Zymeworks Inc. (NYSE: ZYME) today announced that Jazz and Zymeworks’ subsidiary, Zymeworks BC Inc., have entered into an exclusive licensing agreement under which Jazz will acquire development and commercialization rights to Zymeworks’ zanidatamab across all indications in the United States, Europe, Japan and all other territories except for those Asia/Pacific territories previously licensed by Zymeworks.

"Zanidatamab is a novel HER2-targeted bispecific antibody with biparatopic binding and the potential to transform the current standard of care in multiple HER2 expressing cancers," said Rob Iannone, M.D., M.S.C.E., executive vice president, global head of research and development of Jazz Pharmaceuticals. “This agreement reflects Jazz’s strategic focus on opportunities where we can not only apply advanced technologies to address critical unmet patient needs, but where we can also leverage Jazz’s existing integrated capabilities and global infrastructure to commercialize efficiently. Zanidatamab has the potential to deliver significant long-term value and meaningfully contribute to Vision 2025 as we aim to deliver at least five novel therapies to patients by the end of the decade. We are pleased to expand our growing oncology pipeline with a late-stage program, and today’s announcement further demonstrates our commitment to delivering novel oncology therapies.”

“In partnering with Jazz, we are thrilled to be working with a leading global biopharmaceutical team that brings a wealth of development and commercial experience in oncology and shares our vision and passion for working hard every day to improve outcomes for cancer patients around the world," said Kenneth Galbraith, Chair & CEO of Zymeworks. “Zymeworks and Jazz are committed to advancing the development of zanidatamab as rapidly as possible, with the potential to provide a foundational HER2-targeted therapy for patients with difficult-to-treat cancers who currently have limited treatment options.”

Zanidatamab, a HER2-targeted bispecific antibody with novel mechanisms of action, has demonstrated compelling anti-tumor activity in several HER2-expressing cancers, both as monotherapy and in combination with chemotherapy and other agents. Zanidatamab is currently in pivotal trials as a second-line treatment for HER2-expressing biliary tract cancer (BTC) and as a first-line treatment for HER2-positive gastroesophageal adenocarcinoma (GEA). In BTC, where no HER2-targeted therapies are currently approved, the U.S. Food and Drug Administration (FDA) has granted Breakthrough Therapy designation for zanidatamab,
Exhibit B-1

positioning it as a potential first-in-class therapy. In GEA, based on Phase 2 data, zanidatamab in combination with chemotherapy has the potential to be a best-in-class therapy.

Zanidatamab is based on Zymeworks’ Azymetric™ platform and can simultaneously bind two non-overlapping epitopes of HER2, which is known as biparatopic binding. This innovative design results in multiple novel mechanisms of action including dual HER2 signal blockade, enhanced binding and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging antitumor activity in patients.

FDA has granted Breakthrough Therapy designation for zanidatamab in patients with previously treated HER2 gene-amplified BTC, and two Fast Track designations for zanidatamab, one as a single agent for refractory BTC and one in combination with standard of care chemotherapy, for first-line GEA. These designations mean zanidatamab is eligible for Accelerated Approval, Priority Review and Rolling Review, as well as FDA guidance on an efficient drug development program. Zanidatamab has also received Orphan Drug designations from FDA for the treatment of biliary tract and gastric cancers, as well as Orphan Drug designation from the European Medicines Agency for the treatment of gastric cancer.

Transaction Terms
Under the terms of the agreement, Jazz will receive an exclusive license to develop and commercialize zanidatamab in the United States, Europe, Japan and all other territories except for those Asia/Pacific territories that Zymeworks previously licensed to BeiGene, Ltd. Zymeworks is eligible to receive a $50 million upfront payment, following receipt of the clearance relating to the United States Hart-Scott Rodino Antitrust Improvements Act of 1976 (such clearance, the “HSR Clearance”), and should Jazz decide to continue the collaboration following readout of the top-line clinical data from HERIZON-BTC-01, a second, one-time payment of $325 million. Zymeworks is also eligible to receive up to $525 million upon the achievement of certain regulatory milestones and up to $862.5 million in potential commercial milestone payments, for total potential payments of up to $1.76 billion. Pending approval, Zymeworks is eligible to receive tiered royalties between 10% and 20% on Jazz’s net sales.

Closing of the agreement is subject to expiration or termination of the waiting period under the Hart-Scott-Rodino Act of 1976. The transaction is expected to close within the 2022 calendar year.

Zymeworks management will host a conference call and webcast for investors and analysts on October 19, 2022, at 8:00 a.m. ET. Interested parties should refer to the separate press release issued by Zymeworks for additional details.

About Zanidatamab
Zanidatamab is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging antitumor activity in patients. Zymeworks is developing zanidatamab in multiple Phase 1, Phase 2 and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2.

Exhibit B-2

About Biliary Tract Cancers
Biliary tract cancers (BTC), including gallbladder cancer and cholangiocarcinoma, account for approximately 3% of all adult cancers and are often associated with a poor prognosis1. Globally, more than 210,000 people are diagnosed with BTC every year2 and most patients (> 65%) are diagnosed with tumors that cannot be removed surgically. The human epidermal growth factor receptor 2 (HER2) is a well-validated target for anti-cancer therapy. About 5% to 19% of patients with BTC have tumors that express HER23 and may be positioned for potential benefit from HER2-targeted therapy. Currently no HER2-targeted therapy has been approved for the treatment of BTC.

About Gastroesophageal Adenocarcinoma
Gastroesophageal adenocarcinoma (GEA) is the fifth most common cancer worldwide and approximately 20% of patients are HER2‑positive. HER2‑positive GEA has high morbidity and mortality, and patients are urgently in need of new treatment options.

About Jazz Pharmaceuticals plc
Jazz Pharmaceuticals plc (Nasdaq: JAZZ) is a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with serious diseases – often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines and novel product candidates, from early- to late-stage development, in neuroscience and oncology. Within these therapeutic areas, we are identifying new options for patients by actively exploring small molecules and biologics, and through innovative delivery technologies and cannabinoid science. Jazz is headquartered in Dublin, Ireland and has employees around the globe, serving patients in nearly 75 countries. For more information, please visit www.jazzpharmaceuticals.com and follow @JazzPharma on Twitter.

About Zymeworks Inc.
Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, zanidatamab zovodotin (ZW49), is a novel bispecific HER2 -targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

1 Valle JW, Lamarca A, Goyal L, Barriuso J, Zhu AX. New Horizons for precision medicine in biliary tract cancers. Cancer Discov. 2017;7(9):943-962.
2 GBD 2017 Disease and Injury Incidence and Prevalence Collaborators. Global, regional, and national incidence, prevalence, and years lived with disability for 354 diseases and injuries for 195 countries and territories, 1990-2017: a systematic analysis for the Global Burden of Disease Study 2017. Lancet. 2018;392(10159):1789-1858.
3 Galdy S, Lamarca A, McNamara MG, et al. HER2/HER3 pathway in biliary tract malignancies; systematic review and meta-analysis: a potential therapeutic target? Cancer Metastasis Rev. 2017;36(1):141-157.
Exhibit B-3

Jazz Pharmaceuticals plc Caution Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to zanidatamab’s potential to be a best-in-class therapy in GEA and potential first-in-class therapy in BTC; zanidatamab’s potential to deliver significant long-term value and meaningfully contribute to Vision 2025; the potential future development, manufacturing, regulatory and commercialization activities; potential future payments by Jazz Pharmaceuticals to Zymeworks for development, regulatory and commercial milestones as well as tiered royalties based on future net sales; and other statements that are not historical facts. These forward-looking statements are based on Jazz Pharmaceuticals’ current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: Jazz Pharmaceuticals’ ability to achieve the expected benefits (commercial or otherwise) from the license agreement; pharmaceutical product development and clinical success thereof; the regulatory approval process; effectively commercializing any product candidates; and other risks and uncertainties affecting Jazz Pharmaceuticals, including those described from time to time under the caption “Risk Factors” and elsewhere in Jazz Pharmaceuticals plc’s Securities and Exchange Commission filings and reports (Commission File No. 001-33500), including Jazz Pharmaceuticals’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 and future filings and reports by Jazz Pharmaceuticals. Other risks and uncertainties of which Jazz Pharmaceuticals is not currently aware may also affect Jazz Pharmaceuticals’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by Jazz Pharmaceuticals on its website or otherwise. Jazz Pharmaceuticals undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

Zymeworks Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to the potential therapeutic effects and commercial potential of zanidatamab, zanidatamab zovodotin and Zymeworks’ other product candidates; the anticipated benefits of the license agreement with Jazz; Zymeworks’ ability to receive the upfront $50 million payment following expiration or termination of the waiting period under the Hart-Scott-Rodino Act and the anticipated timing thereof; Zymeworks’ ability to receive additional payments pursuant to the license agreement, including the additional $325 million following readout of the top-line clinical data from HERIZON-BTC-01, as well as any additional future milestone payments and royalties; the timing of and results of the interactions with regulators; the timing and status of ongoing and future studies and the related data; the commercial potential of zanidatamab and our and Jazz Pharmaceutical’s ability to obtain regulatory approval of and successfully commercialize zanidatamab the anticipated timing of closing of our agreement with Jazz Pharmaceuticals and satisfactions of closing conditions; and other information that is not historical information. When used herein, words such as “subject to”, “believes”, “future”, “anticipate”, “approximately”, “will”, “plans”, “may”, “potential”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its
Exhibit B-4

expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations, including the anticipated upfront payments from Zymeworks’ agreement with Jazz; expiration or termination of the waiting period under the Hart-Scott-Rodino Act may be delayed or may not be received at all; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of the COVID-19 pandemic on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; any of Zymeworks’ or its partners’ product candidates; Jazz may decide not to proceed with the collaboration following readout of the top-line clinical data from HERIZON-BTC-01; Zymeworks may be unable to maintain or enter into new partnerships or strategic collaborations and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its quarter ended June 30, 2022 (a copy of which may be obtained at www.sec.gov and www.sedar.com).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events.

Jazz Media Contact:
Kristin Bhavnani
Head of Global Corporate Communications
Jazz Pharmaceuticals plc
CorporateAffairsMediaInfo@jazzpharma.com
Ireland +353 1 637 2141
U.S. +1 215 867 4948

Jazz Investor Contact:
Andrea N. Flynn, Ph.D.
Vice President, Head, Investor Relations
Jazz Pharmaceuticals plc
investorinfo@jazzpharma.com
Ireland, +353 1 634 3211
U.S. +1 650 496 2717

Zymeworks Media Contact:
Diana Papove
Senior Manager, Corporate Communications
media@zymeworks.com
(604) 678-1388

Exhibit B-5

Zymeworks Investor Contact:
Jack Spinks
Associate Director, Investor Relations
ir@zymeworks.com
(604) 678-1388

Exhibit B-6

In addition to the foregoing joint press release, Zymeworks may issue the following sole press release with respect to this Agreement.

Zymeworks To Host Conference Call on Exclusive Licensing Agreement of Zanidatamab

•Jazz Pharmaceuticals to obtain exclusive development and commercialization rights in key markets including the U.S., Europe and Japan
•Zymeworks to receive $50 million upfront payment, a second payment of $325 million, at Jazz’s option, and further potential regulatory and commercial milestones for total potential payments of up to $1.76 billion
•Webcast beginning today at 8:00 am Eastern Standard Time (EST)

VANCOUVER, British Columbia – October 19, 2022 — Zymeworks Inc. (“Zymeworks” or the “Company”) (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today announced that management will host a conference call and webcast to discuss Zymeworks has entered into an exclusive licensing agreement for zanidatamab, a HER2-targeted bispecific antibody developed using Zymeworks’ proprietary Azymetric™ platform, with Jazz Pharmaceuticals plc (NASDAQ:JAZZ).

Conference Call for Investors and Analysts
Zymeworks management will host a conference call and webcast for investors and analysts on October 19 at 8:00 am EST. The event will be webcast live with dial-in details and webcast replays available on Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations.

About Zanidatamab
Zanidatamab is a bispecific antibody, based on Zymeworks’ Azymetric™ platform, that can simultaneously bind two non-overlapping epitopes of HER2, known as biparatopic binding. This unique design results in multiple mechanisms of action including dual HER2 signal blockade, increased binding, and removal of HER2 protein from the cell surface, and potent effector function leading to encouraging antitumor activity in patients. Zymeworks is developing zanidatamab in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2.

About Zymeworks Inc.
Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted
Exhibit B-7

treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, zanidatamab zovodotin (ZW49), is a novel bispecific HER2 ‑targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to the potential therapeutic effects and commercial potential of zanidatamab, zanidatamab zovodotin and Zymeworks’ other product candidates; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; anticipated clinical data presentations; Zymeworks’ ability to achieve milestones and receive payments from Jazz pursuant to the agreement; and other information that is not historical information. When used herein, words such as “believes”, “future”, “anticipate”, “approximately”, “will”, “plans”, “may”, “potential”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: the impact of the COVID-19 pandemic on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf, may be more severe and more prolonged than currently anticipated; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; inability to maintain or enter into new partnerships or strategic collaborations and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for its quarter ended June 30, 2022 (a copy of which may be obtained at www.sec.gov and www.sedar.com).

Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events.
Exhibit B-8

Investor inquiries:
Jack Spinks
Associate Director, Investor Relations
ir@zymeworks.com
(604) 678-1388

Media inquiries:
Diana Papove
Senior Manager, Corporate Communications
media@zymeworks.com
(604) 678-1388
Exhibit B-9

EXHIBIT C
ZYMEWORKS TRADEMARKS
[***]
{2 pages omitted}
Exhibit C-1

EXHIBIT 1.65
BTC DATA PACKAGE
[***]

Exhibit 1.65-1

EXHIBIT 2.1
SEPARATE SUBLICENSE TERMS
[***]
{7 pages omitted}

Exhibit 2.1-1

EXHIBIT 5.2
ZYMEWORKS DEVELOPMENT PLAN
[***]
{32 pages omitted}
Exhibit 5.2-1

EXHIBIT 5.9
DATA PROCESSING ADDENDUM
[***]
{18 pages omitted}

Exhibit 5.9-1

EXHIBIT 7.3(b)
TERM SHEET FOR CLINICAL SUPPLY AGREEMENT
[***]
{5 pages omitted}

Exhibit 7.3(b)-1

EXHIBIT 7.3(c)
TERM SHEET FOR COMMERCIAL SUPPLY AGREEMENT
[***]
{7 pages omitted}

Exhibit 7.3(c)-1

SCHEDULE 1.49
KNOWLEDGE INDIVIDUALS
[***]

Schedule 1.49-1

SCHEDULE 1.70
        THIRD PARTY IN-LICENSE AGREEMENTS
[***]
Schedule 1.70-1

SCHEDULE 12.2(a)
ZYMEWORKS PATENT RIGHTS
[***]

{6 pages omitted}
Schedule 12.2(a)-1

SCHEDULE 12.2(q)
ZYMEWORKS KOREAN STUDIES
[***]

Schedule 12.2(q)-1

SCHEDULE 12.2(r)
ZYMEWORKS ONGOING STUDIES
[***]

Schedule 12.2(r)-1